UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section240.14a-12

NATIONAL BANKSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the

Registrant)

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March 31, 2026

Dear Fellow Shareholder:

We invite you to join us for the Annual Meeting of Shareholders of National Bankshares, Inc. (the “Company”) on Tuesday, May 12, 2026, at 3:00 p.m., Eastern Time. The Annual Meeting will be held at The Inn at Virginia Tech at 901 Prices Fork Road in Blacksburg, Virginia.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. We will be voting to elect three directors, approve on an advisory basis our named executive officer compensation, and ratify the appointment of Yount, Hyde & Barbour, P.C. as our independent auditors for 2026. We also will report on the operations of the Company.

We encourage you to read the accompanying proxy statement carefully and to vote in accordance with the Board of Directors’ recommendations on the proposals to be presented at the Annual Meeting. For your convenience, you may vote your shares by marking, signing, dating and mailing the enclosed proxy card in the postage paid envelope provided or following the instructions on your proxy card to vote via telephone or the Internet. It is important that your shares be represented at the meeting, regardless of the number of shares you hold.

Thank you for your interest and investment in National Bankshares, Inc.

Sincerely,

Lara E. Ramsey
President and Chief Executive Officer

i

NOTICE OF 2026 ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 12, 2026

To the Shareholders of National Bankshares, Inc.:

Notice is hereby given that the 2026 Annual Meeting of Shareholders of National Bankshares, Inc. (the “Company”) will be held as follows:

Date:	Tuesday, May 12, 2026

Time:	3:00 p.m., Eastern Time

Location:	The Inn at Virginia Tech 901 Prices Fork Road Blacksburg, Virginia 24061

The meeting is for the purpose of considering and acting upon the following items of business:

1.
Election of three Class 3 Directors: To elect three Class 3 Directors to serve a term of three years each until the 2029 Annual Meeting.
2.
Advisory (Non-Binding) Vote to Approve Executive Compensation: To vote on a resolution to approve the compensation of the named executive officers disclosed in the accompanying proxy statement.
3.
Ratification of Appointment of Independent Registered Public Accounting Firm: To vote on a proposal to ratify the Board of Directors’ appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accounting firm for the year ending December 31, 2026.
4.
Other Business: To consider and act on any other matters that may properly come before the Annual Meeting or any adjournment. The Board of Directors is not aware of any other business to come before the Annual Meeting.

Only shareholders of record at the close of business on March 11, 2026 are entitled to receive notice of and to vote at the meeting, or at any adjournments of the meeting.

If your shares are held in street name through a broker, bank or other nominee, you are considered the beneficial owner of those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares.

Your vote is important. Whether you plan to be present at the Annual Meeting or not, you are requested to promptly submit your proxy to ensure that your shares will be represented by marking, signing, dating and mailing the enclosed proxy card in the postage paid envelope provided or following the instructions on your proxy card to vote via the Internet or by telephone.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2026 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 12, 2026

We will send this notice, the accompanying proxy statement, the form of proxy card and our annual report to shareholders, including our Annual Report on Form 10-K for the year ended December 31, 2025, beginning on or about March 31, 2026 to shareholders of record as of March 11, 2026, the record date for the Annual Meeting. This notice, the proxy statement, the form of proxy card and the annual report are also available free of charge at www.nationalbankshares.com. You may also obtain these materials at the Securities and Exchange Commission website at www.sec.gov.

BY ORDER OF THE BOARD OF DIRECTORS

Lori Baker-Lloyd
Corporate Secretary

Blacksburg, Virginia

March 31, 2026

ii

PROXY STATEMENT OF

NATIONAL BANKSHARES, INC.

101 Hubbard Street

Blacksburg, Virginia 24060

540-951-6300

www.nationalbankshares.com

ANNUAL MEETING OF SHAREHOLDERS

TUESDAY, MAY 12, 2026

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of National Bankshares, Inc. (the “Board”) to be used at the 2026 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 3:00 p.m., Eastern Time, on Tuesday, May 12, 2026, and at any adjournments of the meeting. The approximate mailing date of this proxy statement, the notice of annual meeting and the accompanying proxy is March 31, 2026. In this proxy statement, references to the “Company,” “we,” “us,” or “our” refer to National Bankshares, Inc. and references to the “Bank” refer to The National Bank of Blacksburg, the Company’s wholly owned community bank subsidiary.

Note that references to the Company’s website herein do not incorporate by reference the information contained on the website and such information should not be considered a part of this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board is soliciting your proxy to vote at the Annual Meeting to be held at 3:00 p.m., Eastern Time, on Tuesday, May 12, 2026, at The Inn at Virginia Tech at 901 Prices Fork Road in Blacksburg, Virginia.

Whether or not you attend the meeting, we urge you to mark, sign, date and mail the enclosed proxy card in the postage paid envelope provided or follow the instructions on your proxy card to vote via telephone or the Internet.

What is the purpose of the Annual Meeting?

The purpose of the Annual Meeting is to vote on the following proposals:

1.
to elect three Class 3 Directors to serve a term of three years each until the 2029 Annual Meeting;
2.
to approve a resolution approving the compensation of the named executive officers disclosed in this proxy statement;
3.
to ratify the Board’s appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accounting firm for the year ending December 31, 2026; and
4.
to consider and act on any other matters that may properly come before the Annual Meeting or any adjournment.

The Board is not aware of any other business to come before the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Shareholders of record at the close of business on March 11, 2026, the record date, will be entitled to receive notice of and to vote at the meeting or any adjournment of the Annual Meeting. As of the record date, there were 6,368,410 shares of our common stock outstanding. Each share of our common stock is entitled to one vote on each matter to be voted on at the Annual Meeting.

How do I vote my shares?

Your vote is important. Whether you hold shares directly as a shareholder of record or beneficially in “street name” (through a broker, bank or other nominee), you may vote your shares without attending the Annual Meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker, bank or other nominee.

If you are a shareholder whose shares are registered in your name, the Board encourages you to follow the instructions on your proxy card to vote your shares by one of the following methods:

•
By Internet, by going to the web address indicated on the enclosed proxy card and following the instructions listed thereon. If you vote via the Internet, please do not mail your proxy card.
•
By telephone, by calling the number indicated on the enclosed proxy card and following the voice instructions. If you vote via telephone, please do not mail your proxy card.
•
By mail, by marking, signing, dating and mailing the enclosed proxy card in the postage paid envelope provided.
•
In person, by attending the Annual Meeting and casting your vote in person.

If your shares are held in “street name” through a brokerage firm, bank or other nominee, as the beneficial owner of those shares you have the right to direct your broker, bank or other nominee how to vote the shares in your account. Please follow the instructions from your broker, bank or other nominee included on the Voting Instruction Form accompanying these proxy materials to instruct your broker, bank or other nominee how to vote your shares so that your vote can be counted. The Voting Instruction Form provided by your broker, bank or other nominee may also include information about how to submit your voting instructions via telephone or the Internet, if such option is available. “Street name” shareholders who wish to vote in person at the Annual Meeting will need to obtain a legal proxy from the entity that holds the shares.

The deadline for voting via telephone and the Internet is 11:59 p.m., Eastern Time, on May 11, 2026. Please see your proxy card or the information your broker, bank or other holder of record provided to you for more information on your options for voting.

How will my shares be voted?

The Board encourages shareholders to vote by marking, signing, dating and mailing the enclosed proxy card in the postage paid envelope provided or following the instructions on your proxy card to vote via telephone or the Internet. The named proxies will vote your shares as you direct.

For Proposal 1 (election of directors), you may:

•
Vote FOR up to three of the nominees for director; or
•
WITHHOLD your vote from up to three nominees for director.

For Proposal 2 (advisory vote to approve executive compensation) and Proposal 3 (ratification of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accounting firm), you may:

•
Vote FOR the proposal;
•
Vote AGAINST the proposal; or
•
ABSTAIN from voting on the proposal.

How does the Board recommend that I vote?

The Board recommends that you vote as follows:

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FOR the three nominees for director recommended by the Board in this proxy statement under Proposal 1—Election of Directors;
•
FOR Proposal 2—Advisory (Non-Binding) Vote to Approve Executive Compensation;
•
FOR Proposal 3—Ratification of Yount, Hyde & Barbour, P.C. as the Company’s Independent Registered Public Accounting Firm for 2026.

How many shares must be present to hold the Annual Meeting?

A quorum of shareholders is necessary to transact business at the Annual Meeting. A quorum exists if the holders of a majority of votes entitled to be cast on matters to be considered at the Annual Meeting are present at the Annual Meeting or represented by proxy. If a share is represented for any purpose at the Annual Meeting, it will be considered present for purposes of establishing a quorum. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the Annual Meeting for purposes of determining the presence of a quorum.

A “broker non-vote” occurs when you fail to provide your broker, bank or other nominee with voting instructions on a particular proposal and such firm does not have discretionary authority to vote your shares on that particular proposal because the proposal is not a “routine” matter under applicable rules. Proposal 3 (ratification of independent registered public accounting firm) is considered a routine matter under applicable rules. A broker, bank or other nominee generally may vote on routine matters, and therefore we expect no broker non-votes in connection with Proposal 3. We expect that brokers, banks or other nominees will not be allowed to exercise discretionary authority for beneficial owners who have not provided voting instructions with respect to Proposal 1 (election of directors) and Proposal 2 (advisory vote to approve executive compensation), and therefore broker non-votes may exist in connection with those proposals. What vote is required for each proposal to be approved?

What vote is required for each proposal to be approved?

Assuming a quorum is present at the Annual Meeting, the following table summarizes the vote threshold required for approval of each proposal and the effect of abstentions on the outcome of the vote.

Proposal		Voting Options	Vote Required for Approval	Effect of Abstentions	Board’s Voting Recommendation
1.	Election of directors	“FOR” up to three nominees or “WITHHOLD”	Plurality of the votes cast	No Effect	FOR the election of each of the Board of Directors’ nominees

2.	Advisory (non-binding) vote to approve executive compensation	“FOR” or “AGAINST” or “ABSTAIN”	Majority of shares represented in person or by proxy and entitled to vote	No Effect	FOR

3.	Ratification of the selection of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accounting firm for 2026	“FOR” or “AGAINST” or “ABSTAIN”	Majority of shares represented in person or by proxy and entitled to vote	No Effect	FOR

How can I revoke or change my vote?

If you are a shareholder whose shares are registered in your name, you may revoke your proxy at any time before it is exercised by one of the following methods:

•
Submitting another proper proxy with a more recent date than that of the proxy first given by marking, signing, dating and mailing a proxy card or following the instructions on your proxy card to vote via the Internet or telephone;
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Sending timely written notice of revocation to our Corporate Secretary; or
•
Attending the Annual Meeting and voting in person.

If you hold your shares through a broker, bank or other nominee, you may revoke your proxy by following instructions your broker, bank or other nominee provides.

What if I hold shares through an account under the National Bankshares, Inc. Employee Stock Ownership Plan?

If you are a participant in the National Bankshares, Inc. Employee Stock Ownership Plan (the “ESOP”), shares allocated to your account under the ESOP can be voted by you by following the instructions on your proxy card accompanying this proxy statement. If you wish to vote shares allocated to your ESOP account, you may do so in the manner described below.

•
By Internet, by going to the web address indicated on the enclosed proxy card and following the instructions listed thereon. If you vote via the Internet, please do not mail your proxy card.
•
By telephone, by calling the number indicated on the enclosed proxy card and following the voice instructions. If you vote via telephone, please do not mail your proxy card.
•
By mail, by marking, signing, dating and mailing the enclosed proxy card in the postage paid envelope provided.
•
In person, by attending the Annual Meeting and casting your vote in person.

The deadline for voting via telephone and the Internet is 11:59 p.m., Eastern Time, on May 11, 2026. Please remember that, if you wish to vote shares allocated to your ESOP account, you may do so in the manner described above. Under ESOP plan provisions, the ESOP trustee may not vote shares allocated to your ESOP account under any circumstances.

Are there any matters to be voted on at the Annual Meeting that are not included in this proxy statement?

We currently are not aware of any business to be acted upon at the Annual Meeting other than that described in this proxy statement. If, however, other matters are properly brought before the Annual Meeting, or any adjournment or postponement of the Annual Meeting, your proxy includes discretionary authority on the part of the individuals appointed to vote your shares or act on those matters according to their best judgment.

How will business be conducted at the Annual Meeting?

The presiding officer at the Annual Meeting will determine how business at the meeting will be conducted. Only nominations and other proposals brought before the Annual Meeting in accordance with the advance notice and information requirements of our bylaws will be considered.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s articles of incorporation provide that the Board of Directors will be divided into three classes (1, 2 and 3), with each class as nearly equal in number as possible and the term of office of each class ending in successive years. The articles of incorporation also provide that the number of directors shall be set by the bylaws but shall not be less than nine or more than 26. The bylaws currently set the number of directors at 13. The current term of office of the Class 3 directors expires at this 2026 Annual Meeting of Shareholders. The terms of Class 1 and Class 2 directors will expire at the 2027 and 2028 Annual Meetings of Shareholders, respectively. In the future, the Board may consider adjustment of the size of each class of directors. All directors of the Company also serve as directors of the Bank.

The Class 3 directors are Mildred R. Johnson, Lutheria H. Smith, and James C. Thompson. In accordance with the company’s bylaws, Charles E. Green, III will not stand for re-election. The Board of Directors has nominated three current Class 3 directors to each serve a three year term to expire at the Annual Meeting of Shareholders in 2029.

Each nominee has consented to be named in this proxy statement and has agreed to serve if elected. At this time, the Board knows of no reason why any nominee might be unable to serve.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL THREE OF THE NOMINEES SET FORTH BELOW.

Class 3 Directors (Nominated to serve until the 2029 Annual Meeting):

Mildred R. Johnson (Age 71): Ms. Johnson has served on the Board of Directors since 2017. She joined the Board of Directors of the Bank in 2012. Ms. Johnson’s role as former Associate Vice Provost for Enrollment Management and Director of Admissions at Virginia Tech and Dean of Admissions at Radford University enables her to bring senior executive leadership to the Board. She is a recognized leader in higher education with a career spanning over 45 years. She provided leadership to these large, complex organizations in areas such as operations, marketing and communication, budget and finance, and extensive strategic planning. Ms. Johnson also has served in leadership positions and on academic boards both nationally, as a former elected Trustee with The College Board, and in Virginia, as a past President of the Virginia Association of Collegiate Registrars and Admissions Officers and as a member of the committees for the Potomac and Chesapeake Association for College Admissions Counseling. Ms. Johnson currently serves as Vice Chair of the LewisGale Hospital Montgomery Board of Trustees.

Lutheria H. Smith (Age 59): Ms. Smith has served on the Board of Directors since 2024. She currently serves as the managing partner for Elevatus Partners, LLC, a human resources consulting and executive coaching firm. She also serves as fractional Chief Human Resources Officer for Civil For Site, PLLC, a civil engineering company that specializes in land development and related engineering and consulting services. Prior to this she was employed at American National Bank & Trust Company (“American National”), as the bank’s Executive Vice President & Chief Human Resources Officer for four years. Before joining American National in November 2020, Ms. Smith was the Vice President & Director of Human Resources and a Board Member of Draper Aden Associates, a consulting engineering firm, for five years. She is a certified Senior Professional in Human Resources and brings significant board level interface and exposure of corporate governance protocols to the Board. She has served as conference speaker, university guest lecturer and adjunct instructor on topics related to people strategy, programs and practices. Ms. Smith is the Vice Chair & Investments Committee Chair for the Community Foundation of Western Virginia’s Board of Governors. She is also the Past Chair of Roanoke City Public Schools Board of Trustees.

James C. Thompson (Age 69): Mr. Thompson has served on the Board of Directors since 2017. He joined the Board of Directors of the Bank in 2006 with the merger of the Bank and Bank of Tazewell County. Prior to the merger, Mr. Thompson served on the Bank of Tazewell County Board of Directors. He serves as Senior Project Manager for Thompson & Litton, Inc., an engineering, architecture and construction business in seven Mid-Atlantic States. Mr. Thompson has served on the Board of Directors of Thompson & Litton, Inc. for 39 years, as Chairman for 16 years, and has been employed by the firm since 1981. He brings extensive experience in executive management, finance and strategic planning to the Board. Mr. Thompson serves as Chairman of the Board of Carilion Tazewell Community Hospital, on the Carilion Clinic Board of Directors in Roanoke, Virginia, and on the Tazewell Community Foundation Board of Directors.

Class 1 Directors (Serving until the 2027 Annual Meeting):

Lawrence J. Ball (Age 71): Mr. Ball has served on the Board of Directors since 2006. He is retired President of Moog Components Group, a part of Moog, Inc., which is an international corporation. Prior to being named President, Mr. Ball was the Vice President and General Manager of Moog Components Group. Moog Components Group is headquartered in Blacksburg, Virginia and designs and manufactures products in motion control, electronics and fiber optics. Mr. Ball has extensive experience in management, financial reporting and acquisition strategies. Mr. Ball’s experience as a senior manager and corporate officer with a large corporation is considered valuable in adding to the Board of Directors’ understanding of larger business operations. Mr. Ball also has extensive local connections having served on various local boards including the Montgomery County Chamber of Commerce, the Montgomery Lewis Gale Hospital, the Blacksburg Partnership and the Blacksburg Country Club.

Michael E. Dye (Age 71): Mr. Dye has served on the Board of Directors since 2017. He became a member of the Board of Directors of the Bank in 2006 with the merger of the Bank and the Bank of Tazewell County. Prior to the merger, he had served on the Bank of Tazewell County Board of Directors since 2005. Mr. Dye is a Pharmacist and owner of New Graham Pharmacy (since 1979), Cornerstone Gifts and New Graham Knives, all located in Bluefield, Virginia. He possesses an extensive knowledge of the business activity and community life in the Company’s important Bluefield market area. Mr. Dye is past president of the Bluefield, Virginia Downtown Development Corporation and is a member of the Bluefield, Virginia Business and Professional Association and the Bluefield Chamber of Commerce. He serves as a Clinical Instructor for Virginia Commonwealth University/Medical College of Virginia School of Pharmacy, Marshall University School of Pharmacy and Campbell University School of Pharmacy.

Mary G. Miller (Age 75): Dr. Miller has served on the Board of Directors since 2003. For 37 years, she has owned and operated Interactive Design & Development, Inc. (“IDD”), a custom software development company. Additionally, Dr. Miller has served as Director of the Regional Acceleration and Mentoring Program (“RAMP”), which provides programs for technology businesses in the Roanoke-Blacksburg-Lynchburg, Virginia region. In her role at RAMP, she built a mentor network in the region, conducted business development clinics and directed a residential program for promising technology companies. Dr. Miller brings in-depth knowledge of the region’s developing technology sector and technology issues to her service on the Board.

Lara E. Ramsey (Age 57): Ms. Ramsey has served on the Board of Directors since 2024. She was appointed President of the Company and the Bank in January 2025 and President and Chief Executive Officer of the Company and the Bank in July 2025. She has served in various senior officer positions with the Company and the Bank since 1996, including most recently as Executive Vice President and Chief Operating Officer. Ms. Ramsey is a graduate of Radford University with a bachelor's degree in both Psychology and Economics and a master's degree in Industrial and Organizational Psychology. She is also a graduate of the Virginia Bankers Association’s School of Bank Management, the American Bankers Association’s Stonier Graduate School of Banking, The New River Valley Leadership program, and is a certified Senior Professional in Human Resources. Ms. Ramsey currently serves on the Radford University Alumni Board, Radford University Athletic Foundation Board, Virginia Banker’s Association Benefits Board and the Bearing Insurance Board. She is a past board member of United Way of the New River Valley and Montgomery County Chamber of Commerce.

Glenn P. Reynolds (Age 73): Mr. Reynolds has served on the Board of Directors since 2006. He is the founder and President of Reynolds Architects Incorporated, a regional architecture firm located in Blacksburg, Virginia. Mr. Reynolds’ familiarity with the area’s construction and development projects and his experience with regional construction firms are useful to the Board. In addition, Mr. Reynolds has business management experience and a network of contacts in the area business and academic communities. Mr. Reynolds has served on local, regional and state boards of the America Institute of Architects (“AIA”) and national AIA committees. He has served as President of the Virginia Tech Athletic Association (Hokie Club). Mr. Reynolds’ has also served on boards for the HopeTree Family Services (Virginia Baptist Children’s Home), Virginia Tech Alumni Association, Virginia Tech Foundation, Montgomery County Planning Commission (Chairman), Montgomery County Chamber of Commerce and Blacksburg Country Club.

Class 2 Directors (Serving until the 2028 Annual Meeting):

F. Brad Denardo (Age 73): Mr. Denardo has served on the Board of Directors since 2017. He joined the Bank as a Vice President in 1983 and was promoted to Executive Vice President of Loans in 1989. In 2002, he was named Executive Vice President and Chief Operating Officer of the Bank and was also elected to the Bank Board of Directors. He was named President and Chief Executive Officer of the Bank in May 2014 and named Chairman, President and Chief Executive Officer of the Bank in September 2017. He was Treasurer of National Bankshares Financial Services, Inc. (“NBFS”) from 2001 until 2017. He served as Chairman, President and Chief Executive Officer of NBFS from 2017 to 2025. He served as Executive Vice President of the Company from 2008 until August 31, 2017. Mr. Denardo was named President and Chief Executive Officer of the Company on September 1, 2017, named Chairman, President and Chief Executive Officer of the Company on May 15, 2019 and was named Chairman and Chief Executive Officer on January 1, 2025. Mr. Denardo retired as an officer of the Company and the Bank on June 30, 2025. In addition to Mr. Denardo’s considerable banking experience, his community and professional involvement bring a valuable perspective to the Board. Mr. Denardo is a director of the Community Foundation of the New River Valley and LewisGale Hospital Montgomery Board of Trustees.

John E. Dooley (Age 71): Dr. Dooley has served on the Board of Directors since 2012. Before retiring as Chief Executive Officer and Secretary-Treasurer of the Virginia Tech Foundation, Inc. in 2021, he oversaw the management of Virginia Tech’s private assets in excess of $2.5 billion in support of university programs and initiatives. Prior to becoming Chief Executive Officer of the Virginia Tech Foundation in July 2012, Dr. Dooley served in various administrative leadership roles over 30 years with Virginia Tech, including Vice President for Outreach and International Affairs. He serves on the boards of several community and state organizations and currently chairs the Roanoke-Blacksburg Business Council. He brings extensive financial knowledge and management capabilities to the Board as well as a significant network of contacts in the regional business and academic communities.

Norman V. Fitzwater, III (Age 75): Mr. Fitzwater has served on the Board of Directors since 2017. He retired in 2019 as President and owner of Fitzwater, Inc. d/b/a A Cleaner World Dry Cleaners, a business serving Blacksburg and Virginia Tech for over 30 years. Prior to opening A Cleaner World in Blacksburg in 1992, he was Vice President of Shenandoah Furniture, a custom furniture upholstery company based in Martinsville, Virginia, and, prior to that, a Vice President of Perfection Furniture, a custom furniture upholstery company based in Claremont and Hickory, North Carolina. Mr. Fitzwater joined the Bank Board of Directors in 2013 and contributes extensive small business experience to the Board. He has been President of the Blacksburg Hokie Club since 1995, and is responsible for leading that organization’s raising over $900,000 that has been used for Virginia Tech athletic scholarships and athletic facilities improvements. He is a member of the Blacksburg Partnership, an organization helping to bring business opportunities to the Blacksburg area. In 2020, Mr. Fitzwater received the Lifetime Hall of Fame Achievement Award from the Montgomery County Chamber of Commerce.

Alan J. Sweet (Age 57): Mr. Sweet has served on the Board of Directors since 2024. He became a member of the Board and the Board of Directors of the Bank in June 2024 when Frontier Community Bank merged into the Bank. Mr. Sweet has over 30 years of community banking experience, most recently as a director and the Chief Executive Officer of Frontier Community Bank from 2010 until June 2024. He is the Chief Executive Officer of DC Power Solutions, Inc., a company specializing in DC power systems for the public utilities industry. Mr. Sweet is a graduate of Bridgewater College with a bachelor’s degree in economics and business administration. He is also a graduate of the Virginia Bankers Association’s School of Bank Management and the American Bankers Association’s Stonier Graduate School of Banking. Mr. Sweet has extensive experience in monitoring asset quality, global enterprise risk management, and interest rate risk sensitivity management as well as in-depth knowledge of the Company’s northern market area and business community.

All information is provided as of March 11, 2026, and employment information is provided for at least the past five fiscal years. No director or nominee is related by blood, marriage or adoption to any other director, nominee or executive officer. No director or nominee currently serves or has served within the past five years, as a director of any company which has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or is subject to the requirements of Section 15(d) of the Exchange Act, or of any company registered as an investment company under the Investment Company Act of 1940.

Ms. Ramsey currently serves as a director of the Bank and NBFS. Except for Mr. Denardo and Ms. Ramsey, no other directors have been employed by a subsidiary or affiliate of the Company during the last five fiscal years. Each director and nominee above, except for Mr. Denardo and Ms. Ramsey, has been determined to be independent by the Board of Directors using the definition of “independent director” that is used for determining compliance with the applicable listing standards for The Nasdaq Stock Market (“Nasdaq”), the national securities exchange on which the Company’s common stock is listed. (See also “Corporate Governance Matters-Director Independence; Certain Relationships and Related Transactions.”)

CORPORATE GOVERNANCE MATTERS

Environmental, Social and Governance (ESG)

We realize that the Company’s long term success includes integrating these three important factors into our business practices.

Environment

We consider the environmental impact of our activities and because of this we have taken several steps to limit negative impacts to the environment. We continue to convert to LED lights and energy efficient HVAC units as needed. Our shred waste is 100% recycled. In considering our role in promoting sustainability we offer our customers many ways to use technology that reduces our carbon footprint including, but not limited to, online banking, bill pay, mobile banking, imaging systems, digital document delivery and electronic signatures.

Social

We demonstrate a commitment to our employees through:

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Offering employees paid time off for holiday, vacation and sick leave to have a healthy work life balance.
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Delivering a benefits package that includes medical, dental, vision, life, and long term disability insurance, medical and dependent care flexible spending accounts, and three retirement plans (pension, ESOP and 401(k)). The ESOP allows employees to be an owner in our company. The medical plan includes an Employee Assistance Program.
•
Paying for career training such as banking schools and other work related training, seminars and webinars.

We demonstrate a commitment to our community through:

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Small business lending.
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In 2025, approximately $202,762 was donated to local non-profit institutions.
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Giving our employees community leave days that allow them to give back to our communities while receiving paid time off.
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Thousands of volunteer hours have been contributed from our employees, including board memberships of local non-profit institutions.
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Participating in community events such as chamber functions and new business ribbon cuttings.

Corporate Governance

Our directors are committed to having strong governance structures and processes. Having transparent and accountable measures helps us to manage our business and maintain our integrity. Eleven of our current 13 Board members are independent, including each member of our Audit, Compensation and Nominating Committees.

Board Attendance

Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of the director’s duties and to attend all regularly scheduled Board, committee and shareholders’ meetings. The Company’s Board of Directors meets monthly. In 2025, there were 12 regular Board meetings. During 2025, all incumbent directors attended 75% or more of the total number of meetings of the Board of Directors of the Company and of the Board committees on which he or she served. All directors then in service attended the Company’s 2025 Annual Meeting of Shareholders. The Board does not have a formal policy regarding directors’ attendance at the Annual Meeting of Shareholders.

Board Leadership Structure

Mr. Denardo has served as the Company’s Chairman of the Board of Directors since May 2019. He previously served as the Company’s President and Chief Executive Officer before stepping down from those positions during 2025. Mr. Denardo has spent his long and distinguished career in banking and has held leadership positions in both state and national banking trade organizations. The Board of Directors determined that Mr. Denardo’s knowledge of the Bank and the banking industry, combined with his Board experience, made him the logical and natural choice to serve as Chairman of the Board of the Company. We believe the Board also benefits from the continuity that Mr. Denardo provides in chairing the Board.

The Board of Directors believes that at times it is important for the independent directors to deliberate and act without having Company management or former management present. To ensure that it has experienced leadership in these situations, the Board annually elects a Vice Chairman/Lead Director, who has the responsibility of chairing meetings when the Chairman is absent or when the Board wishes to meet without any representative of management being present. Mr. Green has served as Vice Chairman/Lead Director since May 2019. We believe this structure provides the Board with independent leadership and oversight of the Board and the Company.

Board Committees

The Company’s Board has standing Executive, Audit, Compensation, Nominating and Risk & Governance Committees. The purpose of these committees is outlined below.

The Executive Committee did not meet in 2025. Mr. Denardo (Chair), Mr. Ball, Dr. Dooley, Mr. Green and Ms. Ramsey serve on the committee. The committee, which is subject to the supervision and control of the Board of Directors, has been delegated substantially all of the powers of the Board of Directors to act between meetings of the Board, except for certain matters to be performed by committees comprised of independent directors or matters reserved to the Board by law. Mr. Denardo serves as Chairman of the Executive Committee because of his significant experience and prior positions held with the Company. Given his past experience with the Company’s management responsibilities, he is able to identify issues that require either the involvement of the Executive Committee or the full Board during interim periods between regularly scheduled Board meetings.

The Audit Committee met four times in 2025. Mr. Ball (Chair), Dr. Dooley, Mr. Fitzwater, Mr. Green and Dr. Miller serve on the committee. All members of this committee are considered independent within the meaning of the regulations of the Securities and Exchange Commission (the “SEC”) and the listing standards of Nasdaq. The committee reviews significant audit, accounting and financial reporting principles, policies and practices; is directly responsible for engaging and monitoring the independent auditors of the Company; and provides oversight of the financial reporting and internal auditing functions. A more detailed description of the functions of this committee is contained under the heading “Audit Committee Report.” Mr. Ball is qualified as our audit committee financial expert within the meaning of SEC regulations, and the Board has determined that he has the accounting and related financial management expertise within the meaning of the listing standards of Nasdaq.

The Compensation Committee met two times in 2025. Mr. Green (Chair), Mr. Ball, Dr. Dooley, Ms. Johnson and Ms. Smith serve on the committee. This committee is responsible for establishing and approving the compensation of executive officers of the Company. Reference is made to the “Executive Compensation” section of this proxy statement for further information on the duties and responsibilities of this committee. All members of this committee are considered independent within the meaning of SEC regulations and the listing standards of Nasdaq.

The Nominating Committee met one time in 2025. Dr. Miller (Chair), Dr. Dooley and Mr. Fitzwater serve on the committee. The committee is responsible for developing and reviewing background information on candidates for the Board and making recommendations to the Board regarding such candidates. All the members of this committee are considered independent within the meaning of SEC regulations and the listing standards of Nasdaq. See “Director Nominations Process” below for additional information.

The Risk & Governance Committee met two times in 2025. Dr. Miller (Chair), Mr. Dye, Mr. Fitzwater, Mr. Reynolds and Mr. Sweet serve on the committee. The committee is responsible for overseeing the Company’s overall risk framework and risk appetite, and to oversee and approve the Company’s practices for risk identification, measurement, monitoring and control. See “Risk Oversight Practices” for additional information.

The charters of the Audit, Compensation, Nominating, and Risk & Governance Committees are available on the Company’s website, www.nationalbankshares.com. For access to the charters, select the Governance tab.

Director Nominations Process

The Nominating Committee is responsible for reviewing and recommending nominees for the Board of Directors. The Nominating Committee does not have a specific policy with regard to the consideration of any director candidates recommended by shareholders, because the committee evaluates all candidates for directors using the same criteria, regardless of the source of the referral. Shareholders wishing to refer director candidates to the Nominating Committee should do so in writing mailed by first class mail to the committee, c/o National Bankshares, Inc., P. O. Box 90002, Blacksburg, VA 24062-9002.

In considering candidates for director, the Nominating Committee seeks individuals who, among other things, meet the minimum criteria that are set forth in the committee’s charter. The candidate should: be an individual of the highest character and integrity and be able to work well with others; be free of any conflict of interest that would violate law or regulation or interfere with the proper performance of a director’s responsibilities; be willing to devote sufficient time to the business of the Board; and have the capacity to represent the best interests of the shareholders as a whole in a balanced way. The Nominating Committee ensures that the Board of Directors will have a sufficient number of independent directors to fill all Board and committee positions that require independent directors. In addition, the Nominating Committee seeks directors who have good business experience as well as directors who have experience in academia and public service. The committee looks for directors who are knowledgeable about and who reside in the locations in which the Company and its subsidiaries do business and who have the ability and willingness to refer new business to the Company. While there is no formal policy regarding consideration of diversity in identifying director nominees, the Nominating Committee seeks candidates who reflect the Company’s belief that gender and ethnic diversity provide additional perspectives that are helpful to the Board of Directors. As a result, the Nominating Committee considers the additional diversity a candidate may add to the overall membership mix of the Board to be a positive factor in the selection of a nominee.

The Nominating Committee actively solicits the names of potential Board candidates from the directors and officers of the Company and, as stated here, will consider candidates suggested by shareholders. Information about potential candidates is sought from diverse sources, and the Nominating Committee compares the experience, expertise and personal qualities of the potential candidates with the experience, expertise and personal qualities that are identified as being desirable for the Board of Directors at any given time.

Shareholders who wish to propose a director nominee at an Annual Meeting of Shareholders must follow the advance notice procedures contained in our bylaws. Please see “Other Matters—Shareholder Proposals for the 2027 Annual Meeting” for additional information.

Board Compensation

As compensation for their services during 2025, each non-employee director of the Company received an annual retainer of $30,000, of which $14,000 was paid in equity in the form of a time based restricted stock award that vests on the one year anniversary of the grant date. The directors receiving equity awards were granted 263 shares of time based restricted stock in June 2025 and 219 shares of time based restricted stock in December 2025. In 2025, members of the Board also received $2,000 for each regular or special Board meeting they attended. They were paid $800 for each committee meeting unless the committee meeting was held concurrently with the regular Board meeting. Based on a competitive review of our non-employee director compensation program, effective June 2026, the annual retainer will be increased to $32,000, of which $16,000 will be paid in equity in the form of a time based restricted stock award. All other fees were unchanged. Ms. Ramsey and Mr. Denardo, prior to his retirement from the Company in June 2025, did not receive any compensation above their regular employee compensation for service on the Board or any committee.

The following table shows the compensation earned by each director of the Company during 2025.

Directors Compensation Table

	Fees Earned or Paid in Cash		Stock Awards(1)	Other		Total
Lawrence J. Ball	$42,400		$14,000			$56,400
F. Brad Denardo	$22,400	(2)	$7,000	$30,000	(3)	$59,400
John E. Dooley	$43,200		$14,000			$57,200
Michael E. Dye	$40,000		$14,000			$54,000
Norman V. Fitzwater, III	$40,800		$14,000			$54,800
Charles E. Green, III	$40,000		$14,000			$54,000
Mildred R. Johnson	$40,000		$14,000			$54,000
Mary G. Miller	$40,800		$14,000			$54,800
Lara E. Ramsey	—		—			—
Glenn P. Reynolds	$40,000		$14,000			$54,000
Lutheria H. Smith	$40,000		$14,000			$54,000
Alan J. Sweet	$40,800		$14,000			$54,800
James C. Thompson	$39,600		$14,000			$53,600

(1)
The amounts represent the grant date fair value of the awards calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation – Stock Compensation. Assumptions used in the calculation of these amounts are included in Note 20 of the Company’s audited financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2025.
(2)
After retiring as Chief Executive Officer of the Company, Mr. Denardo received board fees beginning July 1, 2025.
(3)
Consists of consulting fees paid over five months beginning August 2025 pursuant to the Consulting Agreement, effective July 1, 2025, by and between the Company and Mr. Denardo under which he provided transition and advisory services following his retirement.

Director Independence; Certain Relationships and Related Transactions

The Board has determined that each director of the Company, except for Mr. Denardo and Ms. Ramsey, is independent, as defined by the listing standards for Nasdaq, the national securities exchange on which the Company’s common stock is listed, and none of them are a present or past employee or officer of the Company or its subsidiaries.

In determining that each director meets the Nasdaq listing standards for independence, the Board of Directors recognized that the Bank extends credit to the Company’s directors and executive officers, and business organizations and persons with whom Company directors and executive officers are associated or related. All loans extended to directors, executive officers and members of their immediate families, and corporations, partnerships and other entities with which such persons are affiliated, are made in the ordinary course of business upon substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not affiliated with the Company, and do not involve more than the normal risk of collectability or present other unfavorable features. In making the determination that all of the directors are independent, except for Mr. Denardo and Ms. Ramsey, the Board of Directors considered that (i) in 2025 and 2024, the Bank paid Reynolds Architects Incorporated, an architecture firm of which Mr. Reynolds is founder and President, $59,663 and $39,017, respectively, for architectural services rendered, (ii) in 2024, the Company paid Mr. Sweet $45,000 in consulting fees for transition, integration and advisory services following the Company’s acquisition of Frontier Community Bank pursuant to the Advisory Services Agreement, dated June 1, 2024, by and between the Company and Mr. Sweet, and (iii) in 2025, the Company paid Mr. Denardo $30,000 in consulting fees for transition and advisory services following his retirement from the Company, as indicated in the Directors Compensation Table. Except for Ms. Ramsey, the transactions listed in this paragraph and the directors’ compensation described in this proxy statement, no director received direct or indirect compensation from the Company in 2024 or 2025 that is required to be reported.

The Company has not adopted a formal policy that covers the review and approval of other related person transactions by our Board of Directors. The Board, however, does review all such transactions that are proposed to it for approval. During such a review, the Board will consider, among other things, the related person’s relationship to the Company, the facts and circumstances of the proposed transaction, the aggregate dollar amount of the transaction, the related person’s relationship to the transaction and any other material information.

Board Tenure

The Company does not have a formal board tenure policy. However, in order to promote director succession planning, the Company’s bylaws state that directors reaching the age of 75 shall be ineligible for re-nomination to the Board at the expiration of the term of office during which the director becomes 75 years of age. There are no exemptions or conditions from this bylaw provision.

The Nominating Committee and the Board will engage in a thoughtful process to identify new directors to join the Board as directors retire. The Board is particularly focused on identifying new directors that will bring fresh perspectives and enhance the Board’s ethnic and gender diversity.

Risk Oversight Practices

In a financial institution, the role of the board of directors is critical to the organization. To fulfill its responsibility to oversee the Company’s risk management processes, the full Board of Directors receives extensive and regular reports from management outlining the status of financial, operational, credit, interest rate, liquidity, information technology (including cyber risk), capital, reputation, strategic, legal, compliance and other risks. The Company’s Executive Vice President/Chief Risk Officer attends most meetings of the Board of Directors, is readily available to report to the directors, to answer the directors’ questions and is responsible, along with the Risk & Governance Committee, for raising any material risk management concerns with the Board.

The Risk & Governance Committee of the Board of Directors is responsible for assisting the Board in its oversight of the above identified risks and for overseeing the Company’s enterprise risk management framework. Although day to day risk management is primarily the responsibility of the Company’s management, the Risk & Governance Committee actively engages with management to establish risk management principles and to determine risk appetite and tolerance. In addition to the Company’s Executive Vice President/Chief Risk Officer being available at Board meetings, the chairperson of the Risk & Governance Committee also provides reports to the Board of Directors on various matters relating to risk. These reports are often the result of the committee meeting with such officers and other members of management regularly to discuss major risk exposures.

In addition to the efforts of the Risk & Governance Committee, other committees of the Board consider risk within their areas of responsibility. The Audit Committee has responsibility for oversight of risks associated with financial accounting and reporting, including the internal audits completed at both the parent company and subsidiary levels and the system of internal control. This oversight includes reviewing and discussing with management the Company’s major financial risk exposures and the procedures utilized by management to monitor and control such exposure. In addition, the Compensation Committee oversees risks relating to the Company’s compensation plans and programs.

Stock Ownership Guidelines

The Board has a stock ownership policy for directors that requires minimum equity ownership by each director of the number of shares of the Company’s common stock having a market value of at least four times the director’s annual retainer. The requirement is phased in over a period of three years from the date a director is first appointed to the Board.

Insider Trading Policy

The Company has adopted an insider trading policy that governs the purchase, sale, and/or other transactions of the Company’s securities by its directors, officers and employees. In addition, with regard to the Company’s trading in its own securities, it is the Company’s policy to comply with the federal securities laws and the applicable exchange listing requirements.

Anti-Hedging and Pledging Policy

The Company has adopted an Anti-Hedging and Pledging Policy. Under the policy, Company directors and named executive officers are prohibited from engaging in short sales of the Company’s common stock and from engaging in transactions in publicly-traded options, such as puts, calls and other derivative securities based on our common stock including any hedging, monetization or similar transactions designed to decrease the risks associated with holding stock such as zero cost dollars and forward sales contracts. In addition, Company directors and named executive officers are prohibited from pledging Company common stock as collateral for any loan or holding our stock in a margin account.

Executive Officers

Information on the Company’s executive officers as of December 31, 2025 who are not directors is disclosed in Part I, Item 1, of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, which was mailed with this proxy statement.

Code of Ethics

We expect all of our directors, executive officers and employees to adhere to the highest standards of ethics and business conduct with each other, customers, shareholders and the communities we serve, and to comply with all applicable laws, rules and regulations that govern our business. The Board of Directors has adopted a Directors’ Code of Ethics and an Employees’ Code of Ethics. A portion of the Code of Ethics contains special provisions for the principal executive officer and senior financial officers of the Company or persons performing similar functions for the Company. The Code of Ethics for senior financial officers meets the requirements of a “code of ethics” as defined by Item 406 of the SEC’s Regulation S-K. The Code of Ethics is available on the Company’s website, www.nationalbankshares.com. Select the Governance tab. The respective Codes of Ethics are reviewed on an annual basis by the Board and the executive officers.

Shareholder Communication

Shareholders may communicate with all or any member of the Board of Directors by addressing correspondence to the “Board of Directors” or to the individual director and addressing such correspondence to National Bankshares, Inc., P. O. Box 90002, Blacksburg, Virginia 24062-9002, Attention: Board of Directors (in the case of correspondence addressed to the “Board of Directors”), or to the individual director. All shareholder communications are forwarded to the Board or to the specified directors.

PROPOSAL 2

ADVISORY (NON-BINDING) VOTE TO APPROVE EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and rules adopted by the SEC under the Dodd-Frank Act, it is required that at least once every three years our shareholders have the opportunity to vote, on a non-binding, advisory basis, to approve the compensation of the Company’s named executive officers, as described in the disclosures and discussion regarding executive compensation in this proxy statement (often referred to as a “say-on-pay” vote). Our performance related compensation philosophy is the basis for all of our compensation decisions. Please refer to the “Executive Compensation” section for an overview of the compensation of the Company’s named executive officers, as required by SEC rules. At the 2023 Annual Meeting, shareholders voted in favor to hold this non-binding, advisory vote annually. Accordingly, the Company is asking shareholders to approve the compensation of our named executive officers through the following resolution:

“RESOLVED, that the shareholders approve the compensation of executive officers as disclosed in the proxy statement for the 2026 Annual Meeting of Shareholders of National Bankshares, Inc. pursuant to the rules of the Securities and Exchange Commission.”

The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation policies and practices discussed in this proxy statement. Because the vote is advisory, it will not be binding on the Company or the Board of Directors. However, the Compensation Committee of the Company’s Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

EXECUTIVE COMPENSATION

General

This Executive Compensation section describes the Company’s executive compensation philosophy and objectives, details the elements of our executive compensation program, and explains how the Compensation Committee of the Company’s Board of Directors arrived at its compensation decisions for our 2025 named executive officers (the “named executive officers”) listed below. The discussion provides detailed information about 2025 executive compensation.

2025 Named Executive Officers

Named Executive Officer	Positions
F. Brad Denardo	Chairman; Retired President and Chief Executive Officer as of June 30, 2025
Lara E. Ramsey	President and Chief Executive Officer as of July 1, 2025
Lora M. Jones	Executive Vice President, Treasurer and Chief Financial Officer
Paul M. Mylum	Executive Vice President / Chief Lending Officer
David K. Skeens	Executive Vice President / Chief Risk Officer

Effective January 1, 2025, Ms. Ramsey was appointed President of the Company and the Bank and effective July 1, 2025 she was appointed Chief Executive Officer of the Company and the Bank upon Mr. Denardo’s retirement as an officer of the Company and the Bank on June 30, 2025.

The Company is a “smaller reporting company” as defined under SEC rules. As such, the Company is exempt from various SEC reporting requirements. These exemptions include, but are not limited to, reduced disclosure obligations regarding executive compensation in our proxy statements. We have elected to comply with certain scaled disclosure requirements applicable to smaller reporting companies but have provided selected additional disclosures to be consistent with our practice of transparency to our shareholders.

Executive Summary

Overview

The Company aims to support the long term interests of shareholders through its compensation programs, practices and policies. The Compensation Committee reviews on an ongoing basis the Company’s executive compensation program to evaluate whether it supports the Company’s executive compensation philosophies and objectives and is aligned with shareholder interests.

The Company’s compensation program for executive officers generally consists of base salary, an annual incentive plan providing opportunities to earn cash and equity based awards, qualified retirement plans, including defined benefit, 401(k) and employee stock ownership plans, and a nonqualified officers salary continuation plan.

Compensation Governance

Compensation Best Practices

The Company has implemented the following compensation related best practices:

•
Provides a competitive pay opportunity that balances reward and retention
•
Limits the use of perquisites
•
Prohibits hedging or pledging of company stock by directors or executive officers
•
Subjects incentive plan compensation to a “clawback” policy
•
Utilizes an independent compensation consultant as appropriate
•
Reviews the compensation programs to ensure they do not encourage inappropriate risk taking
•
Offers agreements with double trigger change of control termination and no excise tax gross up

Advisory Vote on Executive Compensation

The Company’s shareholders approved the compensation of our named executive officers, as discussed and disclosed in the Company’s 2025 proxy statement, in an advisory vote at our 2025 Annual Meeting of Shareholders. The advisory vote received the support of approximately 88% of the votes cast (3,101,729 shares voted “For”, 390,734 shares voted “Against” and 39,918 shares voted “Abstain”). The Compensation Committee considered the results of this advisory vote to be overwhelmingly favorable and concluded that the Company’s overall pay practices have strong shareholder support.

Summary of Executive Compensation Actions

The following is a summary of actions taken by the Company in determining compensation for 2025:

•
Ms. Ramsey, who became our President and Chief Executive Officer in 2025, received a base salary increase of 42.86%, primarily reflecting her enhanced leadership duties and responsibilities in connection with her promotion to such positions. The other named executive officers received base salary increases ranging from 6.97% to 12.50%, with the exception of Mr. Denardo, who did not receive a base salary increase due to his retirement as an officer of the Company and the Bank during the year, which retirement was announced on March 31, 2025 and occurred on June 30, 2025.
•
Under our annual incentive plan and based on achievements with respect to both the corporate financial and individual performance components of the plan, the resulting payout opportunity in terms of base salary was 30% for Ms. Ramsey, who was our President and Chief Executive Officer at year end, and 25% for our other named executive officers, other than Mr. Denardo.

What Guides Our Program

Compensation Philosophy and Objectives

The Compensation Committee believes that the continued success of the Company in achieving its strategic objectives depends in large part on the talent and leadership of its executives and the alignment of those executives with the interests of our shareholders. Accordingly, the Compensation Committee’s philosophy toward executive compensation can be summarized as follows:

•
Competitive Compensation. We offer compensation to our executive officers using various components to appropriately balance income security with at risk compensation. Compensation is positioned at a level that allows the Company to retain and recruit executive talent, is competitive with peer financial institutions and fits within the Company’s conservative approach to managing overhead expenses.
•
Pay-for-Performance. We provide compensation opportunities that fairly reward executive officers for their contributions to the Company’s annual and long term business objectives.
•
Promote Long Term Share Ownership. The National Bankshares, Inc. 2023 Stock Incentive Plan uses share ownership to support risk management efforts, balancing demands for short term results with long term consequences.
•
Provide Reasonable Income Security. Certain named executive officers participate in a salary continuation plan that provides income security through a fixed dollar income stream upon retirement, death, disability and change in control.
•
Mitigate Risk. We offer a compensation program that we do not believe materially increases, or has the potential to materially increase, risk to the Company. This is accomplished through plan design, metric selection and goal setting, and compensation related policies such as clawback and anti-hedging and pledging policies.

Elements of Compensation

For 2025, total direct compensation for our named executive officers consisted primarily of base salary and an annual incentive plan. Each of these and other elements of compensation are described below.

Compensation Element

Purpose

Base Salary

Provides a fixed amount of compensation to recognize the duties, responsibilities and scope of influence of the executive’s role. The level of base salary also takes into consideration the executive’s experience, skills and prior performance.

Incentive Plan

Rewards the achievement of annual goals for financial performance, as well as key annual individual goals that strengthen the business and position the Company for long term success.

Officers Salary Continuation Plan

Provides income security through a fixed dollar income stream upon retirement, death, disability and change in control.

Other Compensation

Named executive officers participate in the benefit and retirement programs generally available to all full-time Company employees with the purpose of providing health, welfare and financial stability. Perquisites are generally limited to those that assist our named executive officers in conducting their business duties productively. Change in control and other separation benefits are provided to ensure that executives act in the best interest of the Company regardless of future employment status.

Compensation Positioning and Mix

The Company strives to maintain an executive compensation program (both individual components and in the aggregate) that is competitive with the market. Compensation level and pay mix decisions generally are made on three factors: (1) the market range for each role; (2) the knowledge, skills and experience of the executive; and (3) the executive’s time in role and performance. In general, incentive opportunities place a greater emphasis on variable compensation depending on the executive’s ability to influence the performance of the Company as a whole.

The Decision Making Process

Role of the Compensation Committee

The Compensation Committee operates under a written charter that is reviewed and approved annually by the Board. A copy of this charter is available at www.nationalbankshares.com under the Governance tab.

Pursuant to its charter, the Compensation Committee is charged with annually evaluating the performance of the Company’s President and Chief Executive Officer and determining the appropriate compensation and benefits package for her. As authorized by its charter, the Compensation Committee has delegated to Ms. Ramsey the responsibility for evaluating the performance and setting the compensation of the other named executive officers, and she reports to the Compensation Committee at least annually about those matters.

In carrying out its responsibilities, the Compensation Committee meets at least twice each year. There are no officers or employees present at the Compensation Committee’s annual meeting to evaluate the performance of the President and Chief Executive Officer and to determine her compensation. The Compensation Committee considers the Company’s financial performance data, information about the financial performance of peer institutions, and salary data from salary surveys and publicly available sources. The Compensation Committee also monitors the results of the annual advisory “say-on-pay” vote and incorporates such results as one of many factors considered in connection with the discharge of its responsibilities, although no such factor is assigned a quantitative weighting.

Role of Executives in Establishing Compensation

The President and Chief Executive Officer is not present during executive sessions of the Compensation Committee at which her performance and compensation are discussed. For all other named executive officers, the President and Chief Executive Officer plays a role in the design and implementation of our compensation program, and provides the Compensation Committee with a report on the performance and compensation of such officers. The President and Chief Executive Officer and other members of management may attend meetings from time to time at the request of the Compensation Committee to provide reports and information on agenda topics.

Independent Compensation Consultant

In 2023, the Compensation Committee engaged with Meridian Compensation Partners, LLC, an independent compensation consulting firm, to assist with modifying the Company’s annual incentive plan and developing the National Bankshares, Inc 2023 Stock Incentive Plan. The Company did not engage any firm to provide compensation consulting services in 2025.

Executive Compensation Decisions in 2025

Base Salary

President and Chief Executive Officer

The base salary for Ms. Ramsey in assuming the President and Chief Executive Officer role in 2025 was determined by the Compensation Committee after considering compensation for chief executive officers reported in the Virginia Bankers Association’s annual salary survey and from the public documents of peer financial institutions that disclose salaries paid to other individuals holding similar positions. The Compensation Committee also determined the salary increase for Ms. Ramsey after assessing her contributions to the success of the Company. In measuring the Company’s success, the Compensation Committee reviews the Company’s financial results, including the Company’s return on average assets (“ROAA”) and return on equity. Considering the above and Ms. Ramsey’s enhanced leadership duties and responsibilities in connection with her promotion to President and Chief Executive Officer of the Company and the Bank during 2025, the Compensation Committee set Ms. Ramsey’s salary at $300,000 at the time she assumed the role of President and Chief Executive Officer.

Although the Compensation Committee reviews peer compensation in determining the President and Chief Executive Officer’s salary, it does not utilize an objective formula. The Compensation Committee considers the Company’s progress in meeting budget goals for the year, but it does not utilize a quantitative assessment of budget goals in determining the amount of annual salary increase. Likewise, although there are no objective measures utilized, the Compensation Committee considers stock performance and the level of shareholder dividends, among other criteria, in determining base salary. In assessing the Company’s stock performance, the Compensation Committee looks at its price, the price to earnings ratio, and dividend yield as compared with the common stock of the Company’s peers.

Former President and Chief Executive Officer

The base salary for Mr. Denardo was not increased in 2025 due to his retirement as an officer of the Company and the Bank during the year, which retirement was announced on March 31, 2025 and occurred on June 30, 2025.

Other Named Executive Officers

In 2025, the base salaries for the named executive officers other than Mr. Denardo and Ms. Ramsey were established after considering the pay levels of peers at other similarly sized Virginia institutions and salary survey data published by the Virginia Bankers Association. The annual increase in base salary for the other named executive officers was determined by the Chief Executive Officer, who was Mr. Denardo at the time of such determinations. In making the determination for each officer, Mr. Denardo considered the nature and responsibility of the position; the competitiveness of the market for the executive’s services; the expertise of the individual executive; and to what degree the executive has achieved annual performance goals. Individual annual performance goals support the Company’s business strategy, but are not tied to objective performance measures. The President and Chief Executive Officer reports changes to the executive officer salaries to the Compensation Committee at least annually.

Named Executive Officer	2024 Base Salary	Percent Increase	2025 Base Salary
F. Brad Denardo	$600,000	0.00%	$600,000
Lara E. Ramsey	$210,000	42.86%	$300,000
Lora M. Jones	$200,000	12.50%	$225,000
Paul M. Mylum	$236,000	10.59%	$261,000
David K. Skeens	$201,000	6.97%	$215,000

The base salary information in the table above is different than the salary information provided in the Summary Compensation Table because the increases in the base salaries were not made effective as of the beginning of the calendar years but at different times during the years presented.

Annual Incentive Plan

The Company has an annual incentive plan (the “Incentive Plan”) for its executive officers that is designed to reward achievements consistent with the Company’s strategic plan. The plan provides a method for the Company to motivate, attract and retain qualified executives.

Until the 2024 performance year, awards under the Incentive Plan were historically paid out after the Company’s December 31 fiscal year end in the form of a cash bonus. In May 2023, the Company addressed the need to balance short term operational performance with long term shareholder value under the Incentive Plan, and the National Bankshares, Inc. 2023 Stock Incentive Plan (“Stock Incentive Plan”) was approved by the shareholders. Beginning in 2024, under the Incentive Plan, the named executive officers receive 50% of their award payout in Company common stock in the form of restricted stock units, and the remaining 50% paid in cash.

Award Components

Corporate performance goals are considered in determining an award that is based 50% on Budgeted Net Income and 50% on ROAA. The average of these performance goals must reach a minimum of 80% of the two goals. After this determination, 80% of the target annual incentive award is based on the achievement of the pre-determined corporate financial goals. The remaining 20% is based on individual performance. The individual performance component is tailored to each named executive officer’s position, duties and responsibilities. For Ms. Ramsey, the individual performance assessment is made by the Compensation Committee, and for the other executive officers the individual performance assessment is made by the Compensation Committee and Ms. Ramsey. Mr. Denardo did not participate in the Incentive Plan for 2025 due to his retirement as an officer of the Company and the Bank during the year, which retirement was announced on March 31, 2025 and occurred on June 30, 2025.

The assessments take into account both quantitative and qualitative factors.

The target annual incentive awards in 2025 for each named executive officer, other than Mr. Denardo, are expressed as a percentage of base salary, as follows:

Named Executive Officer	Target Annual Incentive (As a % of Base Salary)
Lara E. Ramsey	30%
Lora M. Jones	25%
Paul M. Mylum	25%
David K. Skeens	25%

At the beginning of each year, the Compensation Committee establishes threshold, target and superior levels of the corporate financial performance goal. The ultimate value of the incentive pool can increase based on actual performance and is funded based on year end results as follows:

Level of Performance	Incentive Pool Funding
Superior	120%
Target	100%
Threshold	80%
Below Threshold	0%

2025 Award Payouts

Based on achievements under the corporate financial component and the individual performance component described above, the Compensation Committee determined the following cash incentive awards were to be paid to our named executive officers for 2025 performance:

Named Executive Officer	Actual Award Payout
Lara E. Ramsey	$36,540
Lora M. Jones	$29,000
Paul M. Mylum	$34,220
David K. Skeens	$29,145

The Incentive Plan awards paid in cash to the named executive officers in early 2026 for fiscal 2025 performance are also provided in the Summary Compensation Table.

Based on achievements under the corporate financial component and the individual performance component described above, on February 11, 2026, the Compensation Committee determined to grant restricted stock units (“RSUs”) to certain of the named executive officers as follows: Ms. Ramsey, an RSU award relating to 967 shares (valued at $36,524 on grant date); Ms. Jones, an RSU award relating to 767 shares (valued at $28,970 on grant date); Mr. Mylum, an RSU award relating to 906 shares (valued at $34,220 on grant date); and Mr. Skeens, an RSU award relating to 771 shares (valued at $29,121 on grant date). The RSUs will vest in equal installments over a three-year period, subject to the officer remaining an employee of the Company through the end of such period. Under SEC regulations, the RSUs awarded to the officers are to be disclosed only in the year in which they are granted. Accordingly, the value of these RSUs are not reported in the compensation tables contained in this proxy statement but will be reported in the compensation tables contained in the Company's proxy statement relating to the 2027 Annual Meeting of Shareholders.

2024 Award Payouts

On February 14, 2025, the Compensation Committee approved the payment of cash incentive awards and determined to grant RSU awards to the named executive officers based on fiscal 2024 achievements under the same corporate financial component and individual performance component described above. The RSUs granted in February 2025 vest in equal installments over a three-year period, with the vesting of each installment contingent on the Company’s goal of 1.25 times the median ROAA of selected Virginia banks and bank holding companies and the officer remaining an employee of the Company through the end of such period. Mr. Denardo did not receive an RSU award as the Compensation Committee determined to pay his 2024 Incentive Plan award in all cash in light of the Board’s prior succession planning discussions and the likelihood of Mr. Denardo’s retirement prior to the end of the three-year vesting period. Information on such awards are provided in the Summary Compensation Table and were disclosed in the Company’s proxy statement relating to the 2025 Annual Meeting of Shareholders.

Administration of the Incentive Plan

The Compensation Committee is responsible for the oversight and supervision of the Incentive Plan and for any modification or termination of the Plan. The President and Chief Executive Officer monitors the individual performance component for each participant and makes recommendations to the Compensation Committee concerning award opportunities and the amount of a participant’s awards under the Incentive Plan. The Compensation Committee will make decisions on all matters concerning the President and Chief Executive Officer’s individual award. The Compensation Committee, in its discretion, makes all final determinations which may be necessary or desirable for the effective administration of the Incentive Plan.

Unless the Compensation Committee deems otherwise, awards will not be earned or paid, regardless of corporate financial or individual performance, if (1) any regulatory agency issues a formal, written enforcement action, memorandum of understanding or other negative directive action where the Compensation Committee considers it imprudent to provide awards under the Incentive Plan, or (2) after a review of the Company’s credit quality measures, the Compensation Committee considers it imprudent to provide awards under the Incentive Plan.

If a participant’s employment ceases for any reason before the award date, without limitation, including death, disability, a voluntary termination of employment by a participant as defined by the Company’s personnel policies, or an involuntary termination with or without cause, the participant will not be eligible for any incentive compensation award under the Incentive Plan.

Payments under the Incentive Plan are subject to the Company’s Clawback Policy described below.

Stock Incentive Plan

The Company maintains the Stock Incentive Plan. The purpose of the plan is to further the long-term stability and financial success of the Company by attracting, motivating and retaining employees and directors through the use of stock and stock-based incentives. The Company believes that ownership of common stock will incentivize the efforts of those persons upon whose judgment, interest and efforts the Company and its subsidiaries depend for the successful conduct of their businesses, and will further the alignment of those persons’ interests with the interests of the Company’s shareholders. The Stock Incentive Plan was adopted by the Board of Directors on March 8, 2023, and was approved by shareholders on May 9, 2023 at the Company’s 2023 Annual Meeting. The Stock Incentive Plan is administered by the Compensation Committee. Unless sooner terminated, the 2023 Stock Incentive Plan will remain in effect until March 7, 2033.

The Stock Incentive Plan makes available up to 120,000 shares of common stock for the granting of restricted stock awards, incentive and nonstatutory stock options, restricted stock units and other stock-based awards to employees and directors of the Company and its subsidiaries. The Stock Incentive Plan prohibits the payment of dividends on unvested restricted stock or dividend equivalents on restricted stock units until those awards are vested, and prohibits share recycling. At least 95% of the total shares reserved for issuance under the Stock Incentive Plan have a minimum one-year vesting requirement.

As of March 11, 2026, awards relating to 23,140 shares of the Company’s common stock have been granted under the Stock Incentive Plan, leaving 96,860 available for issuance. All of such awards are RSUs.

Qualified Retirement Plans

The named executive officers participate with other eligible employees in the Company’s three qualified retirement plans. Every participant’s benefits are determined under the specific provisions of each of the plans. These plans are discussed in greater detail under “Compensation of Our Named Executive Officers – Retirement Plans – Qualified Retirement Plans.”

Nonqualified Salary Continuation Plan

In 2006, the Company established a nonqualified salary continuation plan designed to supplement the retirement benefits of those more highly compensated executive officers who, because of legal limitations, are unable to participate fully in the Company’s qualified retirement plans. As part of the nonqualified salary continuation plan, the Company has entered into salary continuation plan agreements, which have been amended from time to time, with a group of selected executive officers.

Assuming retirement at normal retirement age (age 65), contributions to the salary continuation plan are sufficient to provide the greater of lifetime or 15 years of annual supplemental retirement income payments equal to 22.2% of final average salary (based on 2021 annual salary, adjusted by a pre-retirement inflation factor of 4%) for Ms. Ramsey, 27.3% of final average salary (based on 2021 annual salary, adjusted by a pre-retirement inflation factor of 4%) for Mr. Skeens, and 25.0% of final average salary (based on 2021 annual compensation, adjusted by a pre-retirement inflation factor of 4%) for Mr. Mylum. Final average salary is equal to the projected average salary for the five years prior to the normal retirement age.

In connection with establishing the 2006 nonqualified salary continuation plan, the Company entered into a salary continuation plan agreement with Mr. Denardo the terms of which are substantially similar to those described above for the other named executive officers. Under such agreement, the Company provides annual payments equal to 25.0% of final average salary (based on 2008 annual salary, adjusted by a pre-retirement inflation factor of 4%) for Mr. Denardo. In 2016, the Company entered into a separate salary continuation plan agreement with Mr. Denardo that provides an additional $17,512 annual benefit payable for the greater of 15 years or lifetime. Both salary continuation plan agreements with Mr. Denardo were in payout status prior to his retirement as Chief Executive Officer of the Company and the Bank in June 2025, and continue to be in payout status.

The nonqualified salary continuation plan and related agreements are discussed in greater detail under “Compensation of Our Named Executive Officers – Retirement Plans – Nonqualified Retirement Plan.”

No Board of Directors Fees

No director who is also an employee of the Company or any subsidiary receives additional compensation for service as a director of the Company or any of its subsidiaries. See also “Corporate Governance Matters.”

Perquisites and Other Personal Benefits

The Compensation Committee has determined that Ms. Ramsey, as President and Chief Executive Officer, should receive a comprehensive and competitive total compensation package, including perquisites. During 2025, these perquisites were limited to a Company owned automobile, which facilitates business travel, and a club membership, which assists Ms. Ramsey with marketing and business development efforts. Mr. Denardo received similar perquisites prior to his retirement as Chief Executive Officer of the Company and the Bank in June 2025. Ms. Ramsey determines the perquisites available to the other named executive officers.

Other Policies and Practices

Clawback Policy

The Company has adopted a clawback policy applicable to our current and former executive officers. The policy is administered by the Board or, if so designated by the Board, the Compensation Committee. Under the clawback policy, in the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, the Board will require recoupment of any erroneously awarded incentive compensation received by any executive during the three fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement and such additional periods as may be required under the Exchange Act or Nasdaq listing standards. This type of reimbursement is often called a “clawback.” Recoupment of any incentive compensation under the clawback policy will be required on a “no fault” basis, without regard to whether any misconduct occurred or an executive’s responsibility for the erroneous financial statements.

Prohibition on Hedging

Executive officers and directors are prohibited from engaging in short sales of Company stock and from engaging in transactions in publicly traded options, such as puts, calls and other derivative securities based on Company stock including any hedging, monetization or similar transactions designed to decrease the risks associated with holding Company stock such as zero cost dollars and forward sales contracts.

Prohibition on Pledging

Executive officers and directors are prohibited from pledging Company stock as collateral for any loan or holding Company stock in a margin account.

Compensation Risk Assessment

The Compensation Committee oversees a periodic risk assessment of the Company’s compensation programs to determine whether such programs are reasonably likely to have a material adverse effect on the Company. For 2025, the Compensation Committee concluded that the Company’s compensation programs were appropriately balanced to mitigate compensation related risk with cash elements, financial and non-financial goals, formal goals and discretion, and short term and long term rewards. The Company also has policies to mitigate compensation related risk, including clawback provisions and prohibitions on stock pledging and hedging activities, as described above. Furthermore, the Compensation Committee believes the Company’s policies on ethics and compliance along with its internal controls also mitigate against unnecessary or excessive risk taking.

Compensation Committee Interlocks and Insider Participation

No director who serves on the Compensation Committee is an officer or employee of the Company or any subsidiary of the Company. No executive officer of the Company, the Bank or NBFS serves as a director of another entity which has an executive officer serving on the Compensation Committee. No executive officer of the Company, the Bank or NBFS serves as a member of the compensation committee of another entity which has an executive officer who serves as a director or member of our Compensation Committee. None of the members of the Compensation Committee, or any business organizations or persons with whom they may be associated, has had any transactions with the Company or its subsidiaries, except as explained in “Corporate Governance Matters Director Independence; Certain Relationships and Related Transactions.”

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth information concerning total compensation earned or paid to the individuals who served as the Company’s named executive officers for the fiscal year ended December 31, 2025. The table reflects the principal positions held by the officers as of December 31, 2025.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)
F. Brad Denardo(1)	2025	309,195	—	—
Chairman - Company / Bank	2024	594,667	—	—
Former President & CEO	2023	564,333	—	—
Lara E. Ramsey(1)	2025	273,492	—	22,399
President & CEO - Company / Bank	2024	206,667	—	—
(Principal Executive Officer)	2023	198,431	—	—
Lora M. Jones	2025	223,958	—	19,456
Executive Vice President / CFO & Treasurer – Company	2024	188,333	—	—
(Principal Financial Officer)	2023	161,721	—	—
Executive Vice President / CFO & Cashier - Bank
Paul M. Mylum	2025	248,500	—	26,542
Executive Vice President / Chief Lending Officer –	2024	229,583	—	—
Company / Bank	2023	254,102		—
David K. Skeens	2025	214,417	—	22,770
Executive Vice President / Chief Risk Officer	2024	200,333	—	—
Company / Bank	2023	216,372	—	—

Summary Compensation Table (continued)
Name	Year	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
F. Brad Denardo	2025	—	425,994	51,325	786,514
	2024	158,619	239,569	45,426	1,038,281
	2023	—	335,464	42,332	942,129
Lara E. Ramsey	2025	36,540	204,721	25,117	562,269
	2024	22,424	40,102	15,742	284,935
	2023	—	112,527	16,497	327,455
Lora M. Jones	2025	29,000	53,128	18,878	344,420
	2024	19,473	8,051	14,346	230,203
	2023	—	30,974	14,675	207,370
Paul M. Mylum	2025	34,220	171,355	22,317	502,934
	2024	26,555	62,059	18,685	336,882
	2023	—	157,281	20,302	431,685
David K. Skeens	2025	29,145	150,696	18,394	435,422
	2024	22,778	42,759	15,260	281,130
	2023	—	129,029	17,896	363,297

(1)
Mr. Denardo retired as Chief Executive Officer of the Company and the Bank on June 30, 2025. Ms. Ramsey was appointed President of the Company and the Bank effective January 1, 2025 and Chief Executive Officer of the Company and the Bank effective July 1, 2025.
(2)
The amounts represent the grant date fair value of the awards calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation – Stock Compensation. Assumptions used in the calculation of these amounts are included in Note [20] of the Company’s audited financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2025.
(3)
Consists of cash bonus payments earned by the officer pursuant to the Company’s Incentive Plan for the respective year.

(4)
Consists of changes in the actuarial present fair value in the National Bankshares, Inc. Retirement Income Plan and in the Officers Salary Continuation Plan for each officer. Mr. Denardo retired effective June 30, 2025, and the actual present value of Mr. Denardo's outstanding Retirement Income Plan benefit as of December 31, 2025 of $2,649,829 and the present value of his Officers Salary Continuation Plan benefit as of December 31, 2025 of $733,716, plus the $90,000 of in-service distribution, is included in the total change reported in the proxy statement. All changes in values are based on reports from independent advisors, using the assumptions described in the “Retirement Plans—Qualified Retirement Plans—National Bankshares, Inc. Retirement Income Plan” and “Retirement Plans—Nonqualified Retirement Plan—Officers Salary Continuation Plan” sections of this proxy statement.
(5)
Additional information about “All Other Compensation” for the executive officers is provided in the following table.

Name	Year	Matching Contribution Under National Bankshares, Inc. Retirement Accumulation Plan ($)	Contribution Under National Bankshares, Inc. Employee Stock Ownership Plan ($)	Perquisites ($)(1)	Total All Other Compensation ($)
F. Brad Denardo	2025	17,500	9,641	24,184	51,325
	2024	17,250	9,029	19,147	45,426
	2023	16,500	9,232	16,600	42,332
Lara E. Ramsey	2025	14,788	7,577	2,752	25,117
	2024	10,333	5,409	—	15,742
	2023	10,578	5,919	—	16,497
Lora M. Jones	2025	12,172	6,706	—	18,878
	2024	9,417	4,929	—	14,346
	2023	9,410	5,265	—	14,675
Paul M. Mylum	2025	13,753	7,577	987	22,317
	2024	11,479	6,008	1,198	18,685
	2023	13,018	7,284	—	20,302
David K. Skeens	2025	11,860	6,534	—	18,394
	2024	10,017	5,243	—	15,260
	2023	11,475	6,421	—	17,896

See “All Other Compensation” in the Summary Compensation Table above.

(1)
In 2025, perquisites for Mr. Denardo totaled $7,858 for personal use of a Company owned automobile and $6,524 for club dues and Virginia Tech football tickets. In 2025, perquisites for Ms. Ramsey totaled $2,382 for personal use of a Company owned automobile and $370 for club dues. In 2025, perquisites for Mr. Mylum totaled $987 for club dues.

Outstanding Equity Awards

The following table sets forth certain information concerning unvested restricted stock units previously awarded to the Company’s named executive officers that were outstanding as of December 31, 2025.

Outstanding Equity Awards at Fiscal Year-End
Name	Grant Date(1)	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares of Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(3)
Lara E. Ramsey	2/14/2025	261	8,751	523	17,536
Lora M. Jones	2/14/2025	227	7,611	454	15,223
Paul M. Mylum	2/14/2025	310	10,394	619	20,755
David K. Skeens	2/14/2025	266	8,919	531	17,804

(1)
There were no equity awards granted to the Company's named executive officers prior to 2025.
(2)
Represents performance-based RSUs granted in February 2025 and earned in 2025 but subject to a three-year continued employment vesting requirement beginning on the grant date.
(3)
Based on the $33.53 closing price of the Company's common stock on December 31, 2025, the last trading day of the Company's 2025 fiscal year, as quoted on the Nasdaq Stock Market LLC.
(4)
Represents performance-based RSUs granted in February 2025, half of which may be earned in 2026 and the other half earned in 2027 contingent on the Company achieving a ROAA of at least 1.25 times the median ROAA of selected Virginia banks and bank holding companies in the respective fiscal years. The RSUs are also subject to a three-year continued employment vesting requirement beginning on the grant date.

Employment Agreements and Change in Control Arrangements

The Company’s President and Chief Executive Officer, Lara E. Ramsey, and Executive Vice President and Chief Financial Officer, Lora M. Jones have provided significant guidance in the growth and long term development of the Company’s business. Their individual experience and knowledge of the Company is a benefit to the organization currently, and to the success of the Company in the future. As an inducement to their continued employment, the Board of Directors determined that the Company should enter into an employment agreement with the officers. The Board also approved the change in control provisions in their employment agreements in part to ensure that the Company would be more likely to retain their services during periods of uncertainty resulting from significant ownership changes, should they occur.

Lara E. Ramsey and Lora M. Jones

On October 11, 2023, the Company entered into employment agreements, effective as of October 11, 2023, with (i) Lara E. Ramsey, then Executive Vice President and Chief Operating Officer of the Company, (ii) Lora M. Jones, then Senior Vice President, Chief Financial Officer and Treasurer of the Company’s wholly-owned subsidiary bank. Effective January 1, 2025, Ms. Ramsey was appointed President of the Company and effective July 1, 2025 was appointed Chief Executive Officer of the Company. Effective January 1, 2025, Ms. Jones was promoted to Executive Vice President.

Each of the employment agreements has an initial two year term and continues for successive one year terms unless either party provides notice of non-renewal at least one year prior to the end of the then current term. Pursuant to the terms of the employment agreements, the executives are entitled to receive the following minimum annual base salaries: for Ms. Ramsey, $190,000 and for Ms. Jones, $165,000. The agreements also provide for the executives’ participation in the Company’s annual cash incentive plan, equity incentive plan, executive deferred compensation plan, and tax qualified and nonqualified retirement plans made generally available in the ordinary course of business to other senior executives of the Company and the Bank. Any incentive based compensation or award that an executive receives will be subject to clawback by the Company as may be required by the Company’s clawback policy, applicable law, government regulation or stock exchange listing requirement and on such basis as the Company determines.

If the Company terminates Ms. Ramsey’s employment without “Cause” or if she resigns for “Good Reason” (as those terms are defined in her employment agreement), Ms. Ramsey will be entitled to receive for 24 months following her termination (i) monthly cash payments based on her highest annual base salary in effect at any time during the term of the agreement and (ii) the continuation of all welfare and executive benefits she was receiving at the time of termination, subject to the terms of the Company’s plans and programs. For Ms. Jones, if the Company terminates her employment without “Cause” or if she resigns for “Good Reason” (as those terms are defined in her employment agreement), she will be entitled to receive for six months following her termination (i) monthly cash payments based on her highest annual base salary in effect at any time during the term of the agreement and (ii) the continuation of all welfare and executive benefits she was receiving at the time of termination, subject to the terms of the Company’s plans and programs. The above described payments and benefits are subject to the executive’s execution of a general release of claims and continuing compliance with the noncompetition and nonsolicitation covenants in the agreements. Each executive will also be entitled to receive, in a lump sum payment, an amount equal to (i) the executive’s base salary through the date of termination, (ii) any incentive or bonus compensation earned but not paid, and (iii) any other benefits or awards that have been earned or become payable, but which have not yet been paid to the executive (the “Accrued Obligations”).

The employment agreements also contain provisions that can have the effect of prolonging, enhancing and accelerating each executive’s employment, compensation and benefits under certain circumstances involving a “Change in Control” of the Company (as the term is defined in the agreements). In the event of a Change in Control of the Company, the term of each employment agreement is automatically extended for three years from the date of the Change in Control and during such period the executive is entitled to continue to receive her base salary in effect at the date of the Change in Control and to receive and participate in all other compensation and benefits as set forth in the executive’s employment agreement. If within two years after a Change in Control, the executive’s employment is terminated by the Company without Cause or by the executive for Good Reason, each executive would be entitled to receive a lump sum payment equal to 2.99 times the executive’s respective Salary Continuation Benefit. Under the employment agreements, the term “Salary Continuation Benefit” means the sum of (i)(a) the executive’s base salary in effect on the date of termination or, (b) if greater, the highest base salary in effect during the three months immediately prior to the Change in Control, plus

(ii) the highest annual bonus paid or payable, including by reason of any deferral, for the two years immediately preceding the year in which the executive’s employment terminates. Such payment would be subject to the executive’s execution of a general release of claims and continuing compliance with the noncompetition and nonsolicitation covenants in the agreement. If such a termination occurs at or after the two year anniversary of the Change in Control (or if the Change in Control is not considered a “change in control event” for purposes of Section 409A of the Internal Revenue Code of 1986), the Salary Continuation Benefit will instead be paid in equal monthly installments over a 24 month period, subject to the executive’s execution of a general release of claims and continuing compliance with the noncompetition and nonsolicitation covenants in the agreement. In addition, if the executive’s employment is terminated by the Company without Cause or by the executive for Good Reason after a Change in Control at any time the agreement is in effect, the executive also is entitled to receive welfare and executive benefits for 24 months and any Accrued Obligations. The agreements also provide that the severance payments and benefits to which an executive may be entitled in connection with a Change in Control will be reduced to the amount that does not trigger the excise tax under Section 4999 of the Internal Revenue Code of 1986. No reduction, however, will be made and the executive will be responsible for all excise and other taxes if the executive’s after tax position with no cutback exceeds the executive’s after tax position with a cutback by more than 5%.

The employment agreements provide that all payments under the agreements are intended either to be outside the scope of Section 409A of the Internal Revenue Code of 1986 or to comply with its provisions.

Each employment agreement contains provisions requiring the executive to maintain the confidentiality of Company information. In addition, upon termination of employment for any reason, each executive will be subject to certain noncompetition and nonsolicitation restrictions for 12 months, unless the termination is by the Company without Cause or by the executive for Good Reason following a Change in Control and the executive is not entitled to receive severance payments.

Potential Payments Upon Termination Before or After a Change in Control

The following table provides information on the potential payments to the named executive officers upon termination of employment before or after a change in control of the Company, assuming the termination or change in control occurred on December 31, 2025. Mr. Denardo is not included in the table below due to his retirement from the Company and the Bank in June 2025.

Name	Benefit	Before Change in Control Termination Without Cause or Resignation For Good Reason ($)		After Change in Control Termination Without Cause or Resignation For Good Reason ($)		Long-Term Incapacity ($)		Death ($)
Lara E. Ramsey	Post-Termination Compensation	591,832		884,789		—		—
	Welfare & Executive Benefits Continuation	30,034		30,034		—		—
	Officers Salary Continuation Plan	30,352	(1)	31,291	(2)	30,352	(3)	45,000	(4)
	Total Value:	652,218		946,114		30,352		45,000

Lora M. Jones	Post-Termination Compensation	121,716		727,861		—		—
	Welfare & Executive Benefits Continuation	9,861		39,443		—		—
	Officers Salary Continuation Plan	—		—		—		—
	Total Value:	131,577		767,304		—		—

Paul M. Mylum	Post-Termination Compensation	—		—		—		—
	Welfare & Executive Benefits Continuation	—		—		—		—
	Officers Salary Continuation Plan	50,391	(1)	62,817	(2)	50,391	(3)	70,000	(4)
	Total Value:	50,391		62,817		50,391		70,000

David K. Skeens	Post-Termination Compensation	—		—		—		—
	Welfare & Executive Benefits Continuation	—		—		—		—
	Officers Salary Continuation Plan	50,160	(1)	52,455	(2)	50,160	(3)	68,940	(4)
	Total Value:	50,160		52,455		50,160		68,940

(1)
The Officers Salary Continuation Plan early termination benefit is an annual amount commencing at normal retirement age payable to the officer for the longer of life or to the officer’s beneficiary for up to 15 years.
(2)
The Officers Salary Continuation Plan change in control benefit is an annual amount commencing at termination of employment payable to the officer for the longer of life or to the officer’s beneficiary for up to 15 years.
(3)
The Officers Salary Continuation Plan disability benefit is an annual amount commencing at normal retirement age payable to the officer for the longer of life or to the officer’s beneficiary for 15 years.
(4)
The Officers Salary Continuation Plan death benefit is an annual amount commencing at death payable to the officer’s beneficiary for 15 years.

The table above does not provide information on the present value of accumulated benefits for each officer under the National Bankshares, Inc. Retirement Income Plan. Such benefits are vested and are not affected by termination of employment or a change in control of the Company. See “Pension Benefits Table” for more information.

Retirement Plans

The Company maintains several qualified and nonqualified employee benefit plans for employees of participating employers in the plans. These benefit plans are described below.

Qualified Retirement Plans

National Bankshares, Inc. Retirement Income Plan. Until December 31, 2001, the Bank maintained a tax qualified, noncontributory defined benefit retirement plan for qualified employees called the National Bank of Blacksburg Retirement Income Plan (the “NBB Plan”). Effective on December 31, 2001, the NBB Plan was amended; its name was changed to the National Bankshares, Inc. Retirement Income Plan (the “NBI Plan”); and the Bank of Tazewell County Employee Pension Plan (the “BTC Plan”) was merged into the NBI Plan. The NBB (now NBI) Plan became effective on February 1, 1984, when the Bank amended and restated its previous pension plan.

This plan covers all officers and employees of the Company and its subsidiaries who have reached age 21 and have had one year of eligible service on the January 1 or July 1 enrollment dates. Employee benefits are fully vested after five years of service, with no partial vesting. Prior to the December 31, 2001 plan amendment, retirement benefits at the normal retirement age of 65 were calculated at 66% of the employee’s average monthly compensation multiplied by the number of years of service, up to a maximum of 25 years. After December 31, 2001, retirement benefits at the normal retirement age are calculated at 1.75% of average monthly compensation multiplied by the number of years of service, up to 35 years. Added to this is 0.65% of “excess monthly average compensation” (defined in the NBI Plan as the amount of the average monthly compensation that is in excess of a participant’s monthly Social Security covered compensation, generally the rounded average of the Social Security taxable wage bases) multiplied by the number of years of service, up to 35 years. The benefit formula was amended again in 2008 to reduce the benefit formula for future accruals to 1.00% of monthly compensation, multiplied by the number of years of service up to 35 years.

Average monthly compensation is determined by averaging compensation over the five highest paid consecutive years in the employee’s final 10 years of employment. Retirement benefits under the NBI Plan are normally payable in the form of a straight life annuity, with 10 years guaranteed; but other payment options may be elected. Benefits accrued by participants in the NBB Plan and in the BTC Plan prior to December 31, 2001, will be calculated based upon compensation and service under the old NBB Plan and BTC Plan formulas. Benefits accrued by participants after January 1, 2002, are calculated under the NBI Plan formulas. The compensation covered by the NBI Plan includes the total of all amounts paid to a participant for personal services reported on the participant’s federal income tax withholding statement (Form W-2), except that earnings were limited to $200,000, indexed for the cost of living, until 1994. In 1994, the earnings limit was decreased to $150,000, which is indexed for the cost of living after 1994. For 2025, the limit on compensation was $350,000.

National Bankshares, Inc. Employee Stock Ownership Plan. The Company sponsors a non-contributory Employee Stock Ownership Plan in which the Bank and NBFS were participating employers for 2024. All full-time employees who are over the age of 21 and who have been employed for one year are eligible to participate. Contributions under the ESOP are discretionary for each participating employee and participants are not permitted to make contributions to the plan. Contributions are allocated to a participant’s account based upon a participant’s covered compensation, which is W-2 compensation. The contributions are fully vested after three years.

National Bankshares, Inc. Retirement Accumulation Plan. The Company sponsors the National Bankshares, Inc. Retirement Accumulation Plan which qualifies under Internal Revenue Code Section 401(k) (the “401(k) plan”). For 2025, the Bank and NBFS were participating employers. All full-time employees who have six months of service and who are over the age of 21 are eligible to participate. Participants may contribute up to 100% of their total annual compensation to the plan, subject to Internal Revenue Code deferral annual dollar limits. Employee contributions are matched by the employer at 100% for the first 4% of salary contributed and at 50% of the next 2% of salary contributed. Employees are fully vested at all times in contributions and employer match sums.

Nonqualified Retirement Plan

Officers Salary Continuation Plan. In 2006, the Bank entered into salary continuation agreements with a select group of bank officers, including Mr. Denardo, Ms. Ramsey and Mr. Skeens. In 2013, the Bank entered into a salary continuation agreement with Mr. Mylum. The Salary Continuation Plan benefits are funded by investments in bank subsidiary owned life insurance policies on the lives of the participating officers. The officers and their beneficiaries are unsecured creditors of the Company and of the Bank with respect to the benefits under the Salary Continuation Plan.

Each of the salary continuation agreements provides an annual benefit for the participating officer at normal retirement age (defined as age 65) while in the active service of the Company. The salary continuation agreement benefits approximate 22.2% of final average salary based on 2021 annual salary, adjusted for inflation, for Ms. Ramsey; 27.3% of final average salary based on 2021 annual salary, adjusted for inflation, for Mr. Skeens; and 25.8% of final average salary based on 2021 annual salary, adjusted for inflation, for Mr. Mylum. The benefit is payable for the greater of 15 years or the officer’s lifetime. If the officer dies before receiving the annual benefit for 15 years, the benefit is paid to his or her beneficiary for the remainder of that period. A reduced benefit is available upon the officer’s early termination if he or she is 50 years of age or older, upon disability or upon a change in control of the Company. “Early termination,” “disability” and “change in control” are defined in the salary continuation agreements. A death benefit that is equal in amount to the annual retirement benefit is paid to the officer’s beneficiary for 15 years in the event of the officer’s death while an active employee. No benefit is payable if the officer is terminated for “cause”, as that term is defined in the agreements.

Ms. Ramsey’s salary continuation agreement provides that she will be paid $45,000 annually beginning at her normal retirement age, which will occur in 2033. Mr. Skeens’ salary continuation agreement provides that he will be paid $68,940 annually beginning at his normal retirement age, which will occur in 2031. Mr. Mylum's salary continuation agreement provides that he will be paid $70,000 annually beginning at his normal retirement age, which will occur in 2031.

Under his 2006 salary continuation agreement, in 2017, Mr. Denardo became entitled to receive annual payments of $72,488 as a result of his achieving normal retirement age (defined as age 65). In 2016, the Bank entered into an additional salary continuation agreement with Mr. Denardo pursuant to which, in 2022, he became entitled to receive annual payments of $17,512 as a result of his achieving normal retirement age (defined as age 70).

Pension Benefits Table

The following table provides additional information about the pension benefits from the National Bankshares, Inc. Retirement Income Plan and from the Officers Salary Continuation Plan for the named executive officers.

Pension Benefit Table
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)
F. Brad Denardo	Company Retirement Income	42	2,649,829
	Officers Salary Continuation	n/a	733,716
Lara E. Ramsey	Company Retirement Income	29	685,893
	Officers Salary Continuation	n/a	251,304
Lora M. Jones	Company Retirement Income	15	171,492
	Officers Salary Continuation	n/a	—
Paul M. Mylum	Company Retirement Income	19	701,043
	Officers Salary Continuation	n/a	412,845
David K. Skeens	Company Retirement Income	35	765,676
	Officers Salary Continuation	n/a	403,503

PAY VERSUS PERFORMANCE

Pay versus Performance Table

As required by SEC rules, the following table provides information on the total compensation, as reported in the Summary Compensation Table ("SCT") and compensation actually paid ("CAP") to our principal executive officer (“PEO”) and to our other named executive officers (“NEOs”) for the fiscal years ended December 31, 2025, December 31, 2024 and December 31, 2023 and (i) the cumulative shareholder return on our common stock and (ii) our net income over the same time period. This information is presented based on methodology that has been prescribed by the SEC.

Year	SCT Total for F. Brad Denardo ($)(1)	SCT Total for Lara E. Ramsey ($)(1)	CAP for F. Brad Denardo ($)(1)(2)	CAP for Lara E. Ramsey ($)(1)(2)	Average SCT Total for Non-PEO NEOs ($)(3)	Average CAP for Non-PEO NEOs ($)(3)(4)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return ($)(5)	Net Income ($)
2025	786,514	562,269	786,514	550,141	427,592	411,716	85	15,826,000
2024	1,038,281	—	1,038,281	—	282,738	264,885	73	7,623,000
2023	942,129	—	852,129	—	334,117	314,520	82	16,591,000

(1)
From January 1, 2023 through June 30, 2025, F. Brad Denardo was our PEO. Beginning July 1, 2025, Lara E. Ramsey is our PEO.
(2)
The following table sets forth the adjustments made during each year represented in the table above to arrive at CAP to our PEO during each of the years in question:

Adjustments to determine CAP for PEO	F. Brad Denardo 2025 ($)	Lara E. Ramsey 2025 ($)	2024 ($)	2023 ($)
Increase for service cost, calculated as the actuarial present value of each benefit under all such plans attributable to services rendered during year	—	16,017	—	—
Adjustments for equity awards:
Grant date fair values included in the Summary Compensation Table	—	(22,399)	—	—
Year-end fair value of unvested awards granted in covered year	—	26,288	—	—
Total Adjustments	—	19,906	—	—

(3)
During 2025, 2024 and 2023, our other NEOs consisted of Lora M. Jones, Paul M. Mylum, and David K. Skeens. During 2024 and 2023, our other NEOs also included Ms. Ramsey.
(4)
The following table sets forth the adjustments made during each year represented in the table above to arrive at average CAP to our other NEOs during each of the years in question:

Adjustments to determine CAP for non-PEO NEOs	2025 ($)	2024 ($)	2023 ($)
Increase for service cost, calculated as the actuarial present value of each benefit under all such plans attributable to services rendered during year	19,855	18,403	17,932
Adjustments for equity awards:
Grant date fair values included in the Summary Compensation Table	(22,923)	—	—
Year-end fair value of unvested awards granted in covered year	26,902	—	—
Total Adjustments	23,835	18,403	17,932

(5)
Total shareholder return is calculated assuming a fixed investment of $100 in the Company’s common stock based on the closing price on December 31, 2022, the last trading day prior to January 1, 2023, assuming reinvestment of dividends, through and including the end of each fiscal year. The amount for 2024 represents the two year total shareholder return and the amount for 2025 represents the three year total shareholder return.

Relationship between Financial Performance and Executive Compensation

As described in more detail under “Executive Compensation—What Guides Our Program” and “Executive Compensation—Executive Compensation Decisions in 2025,” our executive compensation program strives to support the long term interests of shareholders by retaining and motivating an experienced and talented leadership team. The Company’s compensation decisions are focused primarily on the Company’s long term performance and, therefore, compensation paid for a particular year may not directly reflect the Company’s performance for that year.

In accordance with the SEC’s disclosure requirements regarding pay versus performance, this section compares the compensation “actually paid,” which is defined in SEC rules and described above, to the Company’s total shareholder return and net income for fiscal years 2025, 2024 and 2023.

Principal and Other Named Executive Officers

The effects of the elevated interest rate environment continued into 2025, making it another challenging year for the banking sector. The Company remained fundamentally strong, with solid, diversified deposits, excellent asset quality, and ample liquidity. From 2024 to 2025, CAP to the PEO increased by $298,375, or 28.74%. From 2024 to 2025, CAP to the other NEOs increased by $146,831 or approximately 55.43%. Mr. Denardo and Ms. Ramsey were both PEOs during 2025.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table presents information with respect to each person known to the Company to beneficially own more than 5% of the Company’s outstanding common stock as of March 11, 2026. This information is based solely on the Company’s review of filings with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act as of March 11, 2026.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percentage of Class
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	445,980	(1)	7.00%

(1)
Based on information provided pursuant to a statement on Schedule 13G filed with the SEC on January 26, 2024 by BlackRock, Inc. reporting the holdings of BlackRock, Inc. as of December 31, 2023. According to the Schedule 13G, BlackRock, Inc. had sole voting power with respect to 438,547 shares and sole dispositive power with respect to all shares beneficially owned.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table presents the beneficial ownership of the Company’s common stock as of March 11, 2026, by each director, nominees for director and executive officer named in the Summary Compensation Table, and all directors, nominees for director and executive officers as a group. Except as otherwise noted, the named individual has sole voting and investment power with respect to the stock.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned as of March 11, 2026		Percentage of Class
Lawrence J. Ball	23,388	(1)(2)		*
F. Brad Denardo	41,054	(1)(3)		*
John E. Dooley	14,205	(1)(2)		*
Michael E. Dye	5,220	(1)(2)		*
Norman V. Fitzwater, III	9,638	(1)(2)(4)		*
Charles E. Green, III	49,144	(2)(4)		*
Mildred R. Johnson	5,388	(2)(4)		*
Lora M. Jones	1,827	(3)		*
Mary G. Miller	7,482	(2)		*
Paul M. Mylum	2,426	(3)		*
Lara E. Ramsey	7,318	(1)(3)		*
Glenn P. Reynolds	9,977	(2)(4)		*
David K. Skeens	12,601	(3)		*
Lutheria H. Smith	1,980	(2)		*
Alan J. Sweet	9,248	(2)(4)		*
James C. Thompson	9,610	(2)		*
All current directors and executive officers as a group (17 persons)	211,690			3.32%

* Represents less than 1% of the Company’s outstanding common stock.

(1)
Includes shares owned jointly with spouse: Mr. Ball, 22,000 shares; Mr. Denardo, 1,031 shares; Dr. Dooley, 13,505 shares; Mr. Dye, 3,832 shares; Mr. Fitzwater, 7,500 shares; and Ms. Ramsey 212 shares.
(2)
Includes 451 shares of common stock that are restricted stock holdings. The shares are subject to a vesting schedule, forfeiture risk and other restrictions. These shares can be voted at the Annual Meeting.
(3)
Includes shares owned through the National Bankshares, Inc. ESOP as follows: Mr. Denardo, 22,618 shares; Ms. Jones, 1,827 shares; Mr. Mylum, 2,426 shares; Ms. Ramsey, 7,106 shares; and Mr. Skeens, 12,539 shares.
(4)
Includes shares held by affiliated companies, spouses and dependent children, or as custodians or trustees, as follows: Mr. Fitzwater, 750 shares; Mr. Green, 12,480 shares; Ms. Johnson, 1,235 shares; Mr. Reynolds, 3,033 shares; and Mr. Sweet, 42 shares.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and to furnish us with copies of all forms filed.

To our knowledge and based on the written representations of our directors and executive officers, during the past fiscal year our directors and executive officers complied with all applicable Section 16(a) filing requirements, except as noted below.

A Form 4 reporting one purchase transaction was filed late for Ms. Smith.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For the year ending December 31, 2026, the Audit Committee of the Board of Directors has appointed Yount, Hyde & Barbour, P.C., (“YHB”) as the independent registered public accounting firm to audit the Company’s financial statements and its internal controls over financial reporting, subject to ratification by the Company’s shareholders. YHB has acted as the Company’s independent registered public accounting firm for many years.

The selection of YHB as the Company’s independent auditors is not required to be submitted to a vote of the shareholders for ratification. The Company is doing so because it believes that it is a matter of good corporate practice. If the shareholders fail to vote on an advisory basis in favor of the selection of YHB, the Audit Committee will reconsider whether to retain YHB, and may retain that firm or another firm without re-submitting the matter to the shareholders. Even if the shareholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that a change would be in the Company’s best interests.

Representatives of YHB are expected to be at the Annual Meeting of Shareholders. Those representatives will have the opportunity to make a statement at the meeting and to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF YOUNT, HYDE & BARBOUR, P.C. AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2026.

Principal Accounting Fees and Services

The following fees were paid to YHB for services provided to the Company for the years ended December 31, 2025 and December 31, 2024. The Audit Committee determined that the provision of non-audit services by YHB did not compromise the firm’s ability to maintain its independence.

	2025		2024
	Fees ($)	Percentage	Fees ($)	Percentage
Audit fees	214,000	81.46%	283,000	85.49%
Audit related fees	33,350	12.69%	30,800	9.30%
Tax fees	15,370	5.85%	17,245	5.21%
	262,720	100%	331,045	100%

Audit fees: Audit fees include fees associated with the annual audit of the Company's consolidated financial statements, included in its Annual Report on Form 10-K with the SEC, reviews of the Company's quarterly reports on Form 10-Q filed with the SEC, as well as issuance of consents in filings with the SEC and review of documents filed with the SEC. In 2024, fees included review and consent on Form S-4 and related amendment.

Audit related fees: Audit-related fees are fees for assurance and related services that are reasonably related to YHB's audits and are not reported under "audit fees", including during 2025 and 2024, work performed in connection with employee benefit plan audits.

Tax fees: Preparation of federal and state tax returns, and consultation concerning tax compliance. No tax services are performed by YHB to the Company for its directors or executive officers.

The Company did not pay YHB any fees other than as stated in the table.

The Audit Committee meets and specifically approves in advance the provision of all services of YHB.

Audit Committee Report

The Audit Committee has a charter that reflects standards set forth in SEC regulations and Nasdaq listing rules, and it is posted on the Company’s website at www.nationalbankshares.com.

The Audit Committee monitors the integrity of the Company’s financial reporting process and its systems of internal controls concerning finance, accounting and legal compliance. Each of the Audit Committee members satisfies the definition of an independent director under SEC rules and as established in the listing standards for Nasdaq. Although each member of the Audit Committee has extensive business experience, the committee has identified Mr. Ball as the “audit committee financial expert” because he has a background involving significant financial oversight responsibilities.

The Audit Committee is responsible for overseeing the Company’s overall financial reporting process. In fulfilling its oversight responsibilities for the financial statements for fiscal year 2025, the Audit Committee:

•
Monitored the preparation of quarterly and annual financial reports by the Company’s management.
•
Reviewed and discussed the annual audit process and the audited financial statements for the fiscal year ended December 31, 2025 with management and YHB, the Company’s independent registered public accountant.
•
Discussed with management, YHB and the Company’s Corporate Auditor the adequacy of the system of internal controls.
•
Discussed with YHB the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC.
•
Received written disclosures and a letter from YHB as required by applicable requirements of the PCAOB regarding YHB’s communications with the Audit Committee concerning independence. The Audit Committee discussed with YHB its independence.
•
Conducted an assessment of the Company’s relationship with YHB and evaluated YHB’s performance and the quality of audits.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the SEC.

This report was prepared by the following directors who compose the Audit Committee:

Lawrence J. Ball (Chair)

John E. Dooley

Norman V. Fitzwater, III

Charles E. Green, III

Mary G. Miller

OTHER MATTERS

Shareholder Proposals for the 2027 Annual Meeting

To be considered for inclusion in the proxy materials of the Company for the 2027 Annual Meeting of Shareholders, a shareholder proposal, including a director nomination, intended to be presented at the meeting must be delivered to or received by mail at the Company’s headquarters at 101 Hubbard Street, Blacksburg, Virginia, 24060 no later than 120 days prior to the one year anniversary of the date this proxy statement is released to shareholders, or December 1, 2026. Such proposal also must comply with the SEC’s rules regarding shareholder proposals. In addition, the Company’s bylaws provide that a shareholder must give timely advance notice in writing to the President in order to bring business before an annual meeting of shareholders, if the proposal is not to be included in the Company’s proxy statement. To bring business before an annual meeting of shareholders, such notice must be delivered to or received by mail at the Company’s headquarters at 101 Hubbard Street, Blacksburg, Virginia 24060 not less than 60 nor more than 90 days prior to the meeting (or not later than 10 days after a notice or public disclosure of such meeting date if such disclosure occurs less than 70 days prior to the date of the meeting). Based upon an anticipated date of May 11, 2027 for the 2027 Annual Meeting of Shareholders, the Company must receive any notice of nomination or other business no later than March 12, 2027 and no earlier than February 10, 2027.

In addition to satisfying the requirements under our bylaws with respect to advance notice of any nomination, to comply with universal proxy rules any shareholder that intends to solicit proxies in support of director nominees other than the Company’s director nominees in accordance with SEC Rule 14a-19 must provide notice so that the Corporate Secretary of the Company receives it no later than 60 days prior to the one year anniversary of the Annual Meeting, or March 12, 2027.

Other than the proposals contained in this proxy statement, the Board of Directors has not received timely notice of any other matter that may come before the 2026 Annual Meeting.

Annual Report

NATIONAL BANKSHARES, INC. IS PROVIDING SHAREHOLDERS WITH A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2025, INCLUDING FINANCIAL STATEMENTS (BUT NOT INCLUDING EXHIBITS), FREE OF CHARGE, WITH THIS PROXY STATEMENT. SHAREHOLDERS AS OF THE RECORD DATE MAY OBTAIN ADDITIONAL COPIES OF THE FORM 10-K AND COPIES OF EXHIBITS TO THE FORM 10-K BY MAKING A WRITTEN REQUEST TO: LORI BAKER-LLOYD, CORPORATE SECRETARY, NATIONAL BANKSHARES, INC., P.O. BOX 90002, BLACKSBURG, VIRGINIA 24062-9002.

Expenses of Solicitation

The cost of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, directors, officers and regular employees of the Company, the Bank and NBFS may solicit proxies personally or by telephone, facsimile, email or other electronic means without additional compensation. It is contemplated that brokerage houses and other nominees will be requested to forward proxy solicitation material to the beneficial owners of our common stock held of record by such persons, and the Company may reimburse them for their charges and expenses in this connection.

BY ORDER OF THE BOARD OF DIRECTORS

Lori Baker-Lloyd
Corporate Secretary

Blacksburg, Virginia

March 31, 2026

National Bankshares

VOTE

Using a **black ink** pen, mark your votes with an **X** as shown in this example.
Please do not write outside the designated areas. [X]

2026 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A Proposals — The Board of Directors of National Bankshares, Inc. (the "Company") recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 & 3. The proposals are as follows:

Nominee	For	Withhold
01 - Mildred R. Johnson, Class 3 Director	☐	☐
02 - Lutheria H. Smith, Class 3 Director	☐	☐
03 - James C. Thompson, Class 3 Director	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 6 8 4 3 2 5

04930C

The 2026 Annual Meeting of Stockholders of National Bankshares, Inc. will be held on May 12, 2026, at 3:00 p.m. ET, at The Inn at Virginia Tech, 901 Prices Fork Road, Blacksburg, VA 24061

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

PROXY-NATIONAL BANKSHARES, INC.

2026 Annual Meeting of Stockholders to be held May 12, 2026

This Proxy is Solicited on Behalf of the Board of Directors

Lindsay Coleman and L. Allen Bowman or either of them (each, a "Proxy"), each with the power of substitution, are hereby appointed and authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of National Bankshares, Inc. to be held on May 12, 2026 at 3:00 p.m. ET or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed on the reverse side by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees listed in Proposal 1 and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or at any postponement or adjournment thereof.

(Proposals to be voted upon appear on reverse side)